Exhibit 10.9
CONVERSE URANIUM PROJECT
EXPLORATION, DEVELOPMENT AND
MINE OPERATING AGREEMENT
between
CANYON RESOURCES CORPORATION
and
NEW HORIZON URANIUM CORPORATION
EFFECTIVE DATE: January 23, 2006

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CONVERSE URANIUM PROJECT
EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT
          This CONVERSE URANIUM PROJECT EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT (“Agreement”) is made as of January 23, 2006 (“ Effective Date”) between Canyon Resources Corporation, a Delaware corporation (“Canyon”), with an office located at 14142 Denver West Parkway, Suite 250, Golden, CO 80401 and New Horizon Uranium Corporation, a British Columbia corporation (“ Horizon”), with an office located at 2221 East Street, Suite 200, Golden, Colorado 80401.
RECITALS
          A. Canyon owns or controls certain Properties and other Assets located in or concerning Converse and Niobrara Counties, State of Wyoming, which Properties and other Assets are described further in Exhibit A and defined in Exhibit D.
          B. Horizon wishes to participate with Canyon in the exploration, evaluation and if justified the development and mining of mineral resources within the Properties, and Canyon is willing to grant such rights to Horizon.
          NOW THEREFORE, in consideration of the covenants and conditions contained herein, Canyon and Horizon agree as follows:
ARTICLE I
DEFINITIONS AND CROSS-REFERENCES
          1.1 Definitions. The terms defined in Exhibit D and elsewhere shall have the defined meaning wherever used in this Agreement, including in Exhibits.
          1.2 Cross-References. References to “Exhibits,” “Articles,” “Sections” and “Subsections” refer to Exhibits, Articles, Sections and Subsections of this Agreement. References to “Paragraphs” and “Subparagraphs” refer to paragraphs and subparagraphs of the referenced Exhibits.
ARTICLE II
NAME, PURPOSES AND TERM
          2.1 General. Canyon and Horizon hereby enter into this Agreement for the purposes hereinafter stated. All of the rights and obligations of the Participants in connection with the Assets or the Area of Interest and all Operations shall be subject to and governed by this Agreement.

          2.2 Name. The Assets shall be managed and operated by the Participants under the name of the “Converse Joint Venture”. The Manager shall accomplish any registration required by applicable assumed or fictitious name statutes and similar statutes.
          2.3 Purposes. This Agreement is entered into for the following purposes and for no others, and shall serve as the exclusive means by which each of the Participants accomplishes such purposes:
(a)	to conduct Exploration within the Area of Interest,

(b)	to acquire additional real property and other interests within the Area of Interest including contractual rights of access and use of land, water, and utilities,

(c)	to evaluate the possible Development and Mining of the Properties, and, if justified, to engage in Development and Mining,

(d)	to engage in Operations on the Properties,

(e)	to engage in marketing Products, to the extent provided by Article XI,

(f)	to complete and satisfy all Environmental Compliance obligations and Continuing Obligations affecting the Properties, and

(g)	to perform any other activity necessary, appropriate, or incidental to any of the foregoing.
          2.4 Limitation. Unless the Participants otherwise agree in writing, the Operations shall be limited to the purposes described in Section 2.3, and nothing in this Agreement shall be construed to enlarge such purposes or to change the relationships of the Participants as set forth in Article IV.
          2.5 Term. The term of this Agreement shall be for thirty (30) years from the Effective Date and for so long thereafter as Products are produced from the Properties on a continuous basis, and thereafter until all materials, supplies, equipment and infrastructure have been salvaged and disposed of, any required Environmental Compliance is completed and accepted and the Participants have agreed to a final accounting, unless the Business is earlier terminated as herein provided. For purposes hereof, Products shall be deemed to be produced from the Properties on a “continuous basis” so long as production in commercial quantities is not halted for more than one year for reasons other than Force Majeure as provided for in Section 19.7.
ARTICLE III
REPRESENTATIONS AND WARRANTIES; TITLE TO ASSETS; INDEMNITIES
          3.1 Representations and Warranties of Both Participants. As of the Effective Date, each Participant warrants and represents to the other that:
               (a) it is a corporation duly organized and in good standing in its state or province of incorporation and it shall become qualified to do business and shall be in good standing in those states where necessary in order to carry out the purposes of this Agreement within thirty (30) calendar days following the Effective Date;
               (b) it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate, board of directors, shareholder, surface and mineral rights owner, lessor, lessee and other actions required to authorize it to enter into and perform this Agreement have been properly taken;
               (c) it will not breach any other agreement or arrangement by entering into or performing this Agreement;
               (d) it is not subject to any governmental order, judgment, decree, debarment, sanction or Laws that would preclude the permitting or implementation of Operations under this Agreement; and
               (e) this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms.
          3.2 Representations and Warranties of Canyon. As of the Effective Date, Canyon makes the following representations and warranties to Horizon:
               (a) Canyon does not own any of the Properties in fee simple.
               (b) With respect to those Properties in which Canyon holds an interest under leases or other contracts: (i) Canyon is in exclusive possession of such Properties; (ii) Canyon has not received any notice of default of any of the terms or provisions of such leases or other contracts; (iii) Canyon has the authority under such leases or other contracts to perform fully its obligations under this Agreement; (iv) to Canyon’s knowledge, such leases and other contracts are valid and are in good standing; (v) Canyon has no knowledge of any act or omission or any condition on the Properties which could be considered or construed as a default under any such lease or other contract; and (vi) to Canyon’s knowledge, such Properties are free and clear of all Encumbrances or defects in title except for those specifically identified in Paragraph 1.1 of Exhibit A.
               (c) Canyon has delivered to or made available for inspection by Horizon all Existing Data in its possession or control, and true and correct copies of all leases or other contracts relating to the Properties.
               (d) With respect to unpatented mining claims located by Canyon that are included within the Properties, except as provided in Paragraph 1.1 of Exhibit A and subject to the paramount title of the United States: (i) the unpatented mining claims were properly laid out and monumented; (ii) all required location and validation work was properly performed; (iii) location notices and certificates were properly recorded and filed with appropriate governmental agencies; (iv) all assessment work required to hold the unpatented mining claims has been performed and all Governmental Fees have been paid in a manner consistent with that required of the Manager pursuant to Subsection 8.2(k) through the assessment year ending August 31, 2006; (v) all affidavits of assessment work, evidence of payment of Governmental Fees, and other filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies; (vi) the claims are free and clear of Encumbrances or defects in title; and (vii) Canyon has no knowledge of conflicting mining claims. Nothing in this Subsection, however, shall be deemed to be a representation or a warranty that any of the unpatented mining claims contains a valuable mineral deposit.
               (e) The Properties do not include any unpatented mining claims not located by Canyon.
               (f) With respect to the Properties, to Canyon’s knowledge, there are no pending or threatened actions, suits, claims or proceedings, and there have been no previous transactions affecting its interests in the Properties which have not been for fair consideration.
               (g) Except as to matters otherwise disclosed in writing to Horizon prior to the Effective Date,
                    (i) to Canyon’s knowledge, the conditions existing on or with respect to the Properties and its ownership and operation of the Properties are not in violation of any Laws (including without limitation any Environmental Laws), nor causing or permitting any damage (including Environmental Damage, as defined below) or impairment to the health, safety, or enjoyment of any person at or on the Properties or in the general vicinity of the Properties;

                    (ii) to Canyon’s knowledge, there have been no past violations by it or by any of its predecessors in title of any Environmental Laws or other Laws affecting or pertaining to the Properties, nor any past creation of damage or threatened damage to the air, soil, surface waters, groundwater, flora, fauna, or other natural resources on, about or in the general vicinity of the Properties (“Environmental Damage”); and
                    (iii) Canyon has not received inquiry from or notice of a pending investigation from any governmental agency or of any administrative or judicial proceeding concerning the violation of any Laws.
               The representations and warranties set forth above shall survive the execution and delivery of any documents of Transfer provided under this Agreement. For a representation or warranty made to a Participant’s “knowledge,” the term “knowledge” shall mean actual knowledge on the part of the officers, employees, and agents of the representing Participant or of facts that would reasonably lead to the indicated conclusions.
          3.3 Disclosures. Each of the Participants represents and warrants that at the time this Agreement is entered into and as of the Effective Date, if different, it is unaware of any material facts or circumstances that have not been disclosed in this Agreement, which should be disclosed to the other Participant in order to prevent the representations and warranties in this Article from being materially misleading. Canyon has disclosed to Horizon all information it believes to be relevant concerning the Assets, including without limitation all information in its possession concerning Environmental Liabilities, and has provided to or made available for inspection by Horizon all such information, but does not make any representation or warranty, express or implied, as to the accuracy or completeness of the information (except as provided in Section 3.2) or as to the boundaries or value of the Assets. Each Participant represents to the other that in negotiating and entering into this Agreement it has relied solely on its own appraisals and estimates as to the value of the Assets and upon its own geologic and engineering interpretations related thereto.
          3.4 Record Title. Until directed otherwise by the Management Committee, title to the Assets shall be held by Canyon for Canyon and Horizon, as their Participating Interests are determined pursuant to this Agreement.
          3.5 Loss of Title. Any failure or loss of title to the Assets, and all costs of defending title, shall be charged to the Business Account, except that all costs and losses arising out of or resulting from breach of the representations and warranties of Canyon or Horizon as to title shall be charged to Canyon or Horizon, as the case may be.

          3.6 Royalties, Production Taxes and Other Payments Based on Production. The Manager shall make all required payments of production royalties, taxes based on production of Products, and other payments out of production to private parties and governmental entities with such payments subject to timely reimbursement from each Participant in proportion to its Participating Interest. The Manager undertakes to make such payments timely and otherwise in accordance with applicable laws and agreements. The Manager may require each Participant to advance its proportionate share and each Participant shall timely advance such funds. The Manager shall record all funds received in the Business Account and maintain evidence of timely payment for all such required payments. In the event that either Participant fails to advance or reimburse its proportionate share of any such required payment, the other Participant shall have the right to advance such funds to cover such payment and shall thereby become subrogated to the rights of such third party; provided, however, that the reimbursement or advance of funds by the paying Participant to cover the share of the other Participant shall not constitute acceptance by the paying Participant of any liability to such third party for the underlying obligation.
          3.7 Indemnities/Limitation of Liability.
               (a) Each Participant shall indemnify the other Participant, its directors, officers, employees, agents and attorneys, or Affiliates (collectively “Indemnified Participant”) from and against the entire amount of any Material Loss. A “Material Loss” shall mean all costs, expenses, damages or liabilities, including attorneys’ fees and other costs of litigation (either threatened or pending) arising out of or based on a breach by a Participant (“Indemnifying Participant”) of any representation, warranty or covenant contained in this Agreement, including without limitation:
                    (i) any failure by a Participant to timely advance or reimburse funds to the Manager for the Participant’s proportionate share of required royalties, production taxes and other payments out of production due to third parties as required by Section 3.6;
                    (ii) any action taken for or obligation or responsibility assumed on behalf of the other Participant, its directors, officers, employees, agents and attorneys, or Affiliates by a Participant, any of its directors, officers, employees, agents and attorneys, or Affiliates, in violation of Section 4.1;
                    (iii) failure of a Participant or its Affiliates to comply with the non-compete or Area of Interest provisions of Section 12.6 or Article XIII;
                    (iv) any Transfer that causes termination of the tax partnership established by Section 4.2, against which the transferring Participant shall indemnify the non-transferring Participant as provided in Article V of Exhibit C; and

                    (v) failure of a Participant or its Affiliates to comply with the preemptive right under Section 16.3.
               A Material Loss shall not be deemed to have occurred until, in the aggregate, an Indemnified Participant incurs losses, costs, damages or liabilities in excess of One Hundred Thousand Dollars ($100,000) relating to breaches of warranties, representations and covenants contained in this Agreement. Canyon’s aggregate liability to all Indemnified Participants under this Section for breaches of the representations in Subsection 3.2(g) shall not, however, exceed Five Hundred Thousand Dollars ($500,000).
               (b) If any claim or demand is asserted against an Indemnified Participant in respect of which such Indemnified Participant may be entitled to indemnification under this Agreement, written notice of such claim or demand shall promptly be given to the Indemnifying Participant. The Indemnifying Participant shall have the right, but not the obligation, by notifying the Indemnified Participant within thirty (30) days after its receipt of the notice of the claim or demand, to assume the entire control of (subject to the right of the Indemnified Participant to participate, at the Indemnified Participant’s expense and with counsel of the Indemnified Participant’s choice), the defense, compromise, or settlement of the matter, including, at the Indemnifying Participant’s expense, employment of counsel of the Indemnifying Participant’s choice. Any damages to the assets or business of the Indemnified Participant caused by a failure by the Indemnifying Participant to defend, compromise, or settle a claim or demand in a reasonable and expeditious manner requested by the Indemnified Participant, after the Indemnifying Participant has given notice that it will assume control of the defense, compromise, or settlement of the matter, shall be included in the damages for which the Indemnifying Participant shall be obligated to indemnify the Indemnified Participant. Any settlement or compromise of a matter by the Indemnifying Participant shall include a full release of claims against the Indemnified Participant which has arisen out of the indemnified claim or demand.

ARTICLE IV
RELATIONSHIP OF THE PARTICIPANTS
          4.1 No Partnership. Nothing contained in this Agreement shall be deemed to constitute either Participant the partner of the other, or, except as otherwise herein expressly provided, to constitute either Participant the agent or legal representative of the other, or to create any fiduciary relationship between them. The Participants do not intend to create, and this Agreement shall not be construed to create, any mining, commercial or other partnership. Neither Participant, nor any of its directors, officers, employees, agents and attorneys, or Affiliates, shall act for or assume any obligation or responsibility on behalf of the other Participant, except as otherwise expressly provided herein, and any such action or assumption by a Participant’s directors, officers, employees, agents and attorneys, or Affiliates shall be a breach by such Participant of this Agreement. The rights, duties, obligations and liabilities of the Participants shall be several and not joint or collective. Each Participant shall be responsible only for its obligations as herein set out and shall be liable only for its share of the costs and expenses as provided herein, and it is the express purpose and intention of the Participants that their ownership of Assets and the rights acquired hereunder shall be as tenants in common.
          4.2 Federal Tax Elections and Allocations. Without changing the effect of Section 4.1, the relationship of the Participants shall constitute a tax partnership within the meaning of Section 761(a) of the United States Revenue Code of 1986. Tax elections and allocations shall be made as set forth in Exhibit C.
          4.3 State Income Tax. To the extent permissible under applicable law, the relationship of the Participants shall be treated for state income tax purposes in the same manner as it is for federal income tax purposes.
          4.4 Tax Returns. After approval of the Management Committee, any tax returns or other required tax forms shall be filed in accordance with Exhibit C.
          4.5 Other Business Opportunities. Except as expressly provided in this Agreement, each Participant shall have the right to engage in and receive full benefits from any independent business activities or operations, whether or not competitive with this Business, without consulting with, or obligation to, the other Participant. The doctrines of “corporate opportunity” or “business opportunity” shall not be applied to this Business nor to any other activity or operation of either Participant. Neither Participant shall have any obligation to the other with respect to any opportunity to acquire any property outside the Area of Interest at any time, or, except as otherwise provided in Section 12.6, within the Area of Interest after the termination of the Business. Unless otherwise agreed in writing, neither Participant shall have any obligation to process or otherwise treat any Products in any facility owned or controlled by such Participant.

          4.6 Waiver of Rights to Partition or Other Division of Assets. The Participants hereby waive and release all rights of partition, or of sale in lieu thereof, or other division of Assets except as provided in Article XV, including any such rights provided by Law.
          4.7 Transfer or Termination of Rights to Properties. Except as otherwise provided in this Agreement or as expressly agreed to by the Participants in writing, neither Participant shall Transfer all or any part of its interest in the Assets or this Agreement or otherwise permit or cause such interests to terminate.
          4.8 Implied Covenants. There are no implied covenants contained in this Agreement other than those of good faith and fair dealing.
          4.9 No Third Party Beneficiary Rights. This Agreement shall be construed to benefit the Participants and their respective successors and assigns only, and shall not be construed to create third party beneficiary rights in any other party or in any governmental organization or agency, except to the extent required by Project Financing and as provided in Subsection 3.7(a).
ARTICLE V
CONTRIBUTIONS BY PARTICIPANTS
          5.1 Participants’ Initial Contributions.
               (a) Canyon, as its Initial Contribution, hereby contributes the Assets described in Exhibit A to the purposes of this Agreement. The amount of Two Million Dollars ($2,000,000) shall be credited to Canyon’s Equity Account on the Effective Date with respect to Canyon’s Initial Contribution.
               (b) Subject to Horizon’s right of withdrawal as set forth in Section 5.2, Horizon, as its Initial Contribution shall fund Operations under Subsection 5.1(e) totaling One Million Dollars ($1,000,000.00) on or before the third anniversary of the Effective Date, with Two Hundred Thousand Dollars ($200,000) of the Initial Contribution estimated as the minimum to be funded in the first year following the Effective Date, Three Hundred Thousand Dollars ($300,000) of the Initial Contribution estimated to be funded in the second year following the Effective Date, and the remaining Five Hundred Thousand Dollars ($500,000) of the Initial Contribution estimated to be funded in the third year following the Effective Date. All funding by Horizon in excess of the stated amount for each year shall be credited towards Horizon’s subsequent year(s) funding commitment. Horizon may elect, at any time during the period ending on the third anniversary of the Effective Date to complete the funding of the One Million Dollars ($1,000,000) Initial Contribution amount, including by lump sum payment made to the Business Account equal to the remaining unfunded portion of the One Million Dollar ($1,000,000) Initial Contribution amount. In determining whether Horizon’s funding obligation has been met, only costs that are properly chargeable to the Business Account under Exhibit B shall be included (“Qualifying Expenses”); provided, however, Horizon shall not be entitled to an Administrative Charge during the time it is making Qualifying Expenses. Upon completion of the Initial Contribution funding, such amount shall be credited to Horizon’s Equity Account.
          (c) Upon Horizon’s completion of its Initial Contribution under Subsection 5.1(b) and concurrent with Horizon’s earn-in of its Initial Participating Interest set forth in Section 6.1, Horizon shall tender to Canyon five hundred thousand (500,000) Horizon common shares for no additional consideration. Issuance of such common shares is subject to approval of Horizon’s listing of common shares on the TSX Venture Exchange or an alternate stock exchange solely at Horizon’s election of such exchange. Should Horizon not have such approval within one hundred eighty (180) days of the Effective Date, the common shares shall be issued from Horizon’s treasury shares.
          (d) Upon Horizon’s completion of its Initial Contribution under Subsection 5.1(b) and concurrent with Horizon’s earn-in of its Initial Participating Interest set forth in Section 6.1, Horizon shall also tender to Canyon a warrant for the acquisition of an additional five hundred thousand (500,000) Horizon common shares at a price equal to one hundred twenty five percent (125%) of the then current market price of Horizon stock. The “then current market price” shall be: i) if Horizon is a public company trading on any Canadian or United States stock exchange at the date of tender, the thirty (30) day trailing average price of Horizon common shares sold on the stock exchange on which Horizon is traded on the date five (5) business days prior to tender; or ii) if Horizon is not a publicly traded company at the date of tender, the price of the most recent private placement completed for ownership in Horizon.
          (e) Subject only to the provisions of Sections 9.1 and 7.2, until Horizon has completed its Initial Contribution, and if Horizon has elected to fund Additional Contribution(s) under Subsections 5.3(a) and (b) then for so long thereafter as Horizon bears all Qualifying Expenses for Operations, Horizon shall have the sole right to determine the nature, timing, scope, extent and method of all Operations without obtaining the approval or consent of Canyon or the Management Committee. In conducting such Operations, Horizon shall exercise the standard of care set forth in Section 8.3. Horizon has agreed to fulfill the Manager’s monthly reporting requirements set forth in Section 8.2(o) beginning as of the Effective Date. With the exception of Section 8.2(o), for so long as Horizon bears all Qualifying Expenses for Operations, Horizon shall be entitled, but shall not be obligated, to exercise any of the applicable powers of the Manager in Section 8.2, except that until Horizon has completed its Initial Contribution it shall not be entitled or required to perform the activities described in Subsections 8.2(g), (i), (l) and (s) that would otherwise require consent of the Management Committee or of

Canyon. For all such Operations, Horizon shall provide for accrual of reasonably anticipated Environmental Compliance expenses, which shall constitute Qualifying Expenses, and upon completion of its Initial Contribution, Horizon shall transfer any accrued but unexpended amounts to the Environmental Compliance Fund established under Paragraph 2.14 of Exhibit B.
               (f) Canyon shall provide Horizon with written notice of any exceptions it may have to the statement of Qualifying Expenses submitted to it as provided above within three (3) months after receipt of the statement. Failure to provide such notice within the three (3) month period shall constitute acceptance by Canyon of the stated Qualifying Expenses, subject to audit provisions of Section 10.6.
          5.2 Failure to Make Initial Contribution.
               (a) Horizon’s failure to make its Initial Contribution in accordance with the provisions of this Article V, if not cured within thirty (30) days after notice by Canyon of such default, shall be deemed to be a withdrawal of Horizon from the Business, the termination of its Participating Interest hereunder and a transfer of its Participating Interest and Capital Account to Canyon. Upon such deemed withdrawal, Horizon shall have no further right, title or interest in the Assets and it shall take such actions as are necessary to ensure that all Assets are free and clear of any Encumbrances arising by, through or under it, except for such Encumbrances to which the Participants may have agreed. Subject to Subsection 5.2(b) below, Horizon’s withdrawal shall be effective upon such failure, but such withdrawal shall not relieve Horizon of its obligation to Canyon to fund Operations up to the amount of Horizon’s contractual obligations to third parties, nor shall such withdrawal relieve Horizon of its responsibility to fund and satisfy Horizon’s share of liabilities to third persons (regardless of whether such liabilities accrue before or after such withdrawal), including Environmental Liabilities, Continuing Obligations and Environmental Compliance, arising prior to Horizon’s withdrawal, which responsibility shall be based on Horizon’s initial Participating Interest.
               (b) Notwithstanding Subsection 5.2(a) above, Horizon shall have the right, within ninety (90) days after the Effective Date, to conduct an investigation and perform a baseline assessment of the environmental conditions of the Properties including sampling and analyses as Horizon deems advisable. Upon completion of such baseline assessment, Horizon shall promptly provide the report and any analytical results to Canyon. If Horizon determines that conditions may exist on the Properties which may, in Horizon’s judgment, result in violation of Environmental Laws, Horizon shall have the right to withdraw from the Business by giving written notice to Canyon of such withdrawal. Horizon’s withdrawal shall be effective upon receipt by Canyon of such notice, but such withdrawal shall not relieve Horizon of its obligation to fund Operations up to the amount of Horizon’s agreed contribution to the Initial Program and Budget. Such withdrawal shall, however, relieve Horizon of its responsibility to fund and satisfy

Horizon’s share of liabilities to third parties (regardless of whether such liabilities accrue before or after such withdrawal), including Environmental Liabilities, Continuing Obligations and Environmental Compliance, other than those arising out of Operations conducted by Horizon after the Effective Date and prior to its withdrawal. Horizon shall fund and satisfy one hundred percent (100%) of such liabilities only until it has contributed the full amount of its agreed contribution to the Initial Program and Budget. Except as provided in this Subsection and except as may be otherwise expressly provided herein, Horizon’s withdrawal shall relieve Horizon from any other obligation to make contributions hereunder.
     5.3 Additional Contribution(s). At such time as Horizon has contributed the full amount of its Initial Contribution under Subsection
5.1(b), Horizon may elect to increase its Participating Interest by funding one or both Additional Contribution(s) described in Subsections 5.3(a) and(b) below.
          (a) Horizon may elect, at its sole discretion, by advance notice to Canyon within forty-five (45) days prior to the completion of its Initial Contribution, to solely fund the next One Million Dollars ($1,000,000) of Operations within the two (2) year period following completion of the funding of its Initial Contribution and thereby earn an additional twenty percent (20%) Participating Interest. During this period of sole funding by Horizon, Canyon shall have no obligation to fund its pro rata share of expenditures and Horizon shall have the sole right and control over Operations consistent with Subsection 5.1(e). Upon completion of Horizon’s Additional Contribution described within this Subsection, One Million Dollars ($1,000,000) shall be credited to Horizon’s Equity Account, Horizon’s Participating Interest shall be increased by twenty percent (20%) to a total of seventy percent (70%), and Canyon’s Participating Interest shall be decreased by twenty percent (20%) to a total of thirty percent (30%).
          (b) Horizon may elect, at its sole discretion and by advance notice to Canyon within forty-five (45) days prior to the completion of its funding of the second One Million Dollar ($1,000,000) contribution described in Subsection 5.3(a), to acquire an additional twenty percent (20%) Participating Interest, by funding a Feasibility Study prepared by a Feasibility Contractor and thereby earning an additional five percent (5%) Participating Interest, for a total of seventy-five percent (75%) Participating Interest at the time the Feasibility Study is completed and paid for. If Horizon elects to fund a Feasibility Study prepared by a Feasibility Contractor, Horizon shall proceed with reasonable diligence to complete the same within a reasonable time following completion of Horizon’s funding of the second One Million Dollar ($1,000,000) contribution. During this period of sole funding by Horizon, Canyon shall have no obligation to fund its pro rata share of expenditures and Horizon shall have the sole right and control over Operations consistent with Subsection 5.1(e). Upon completion of such funding, an amount equal to the cost of such Feasibility Study shall be credited to Horizon’s Equity Account, Horizon’s Participating Interest shall be increased by five percent (5%) to a total of seventy-five percent (75%), and Canyon’s Participating Interest shall be decreased by five percent (5%) to a total of twenty-five percent (25%).
          (c) Upon the Management Committee’s decision to construct a Mining facility based on the Feasibility Study and subject to applicable securities laws and regulations, Horizon shall tender to Canyon either the number of common shares of Horizon equal in value to Two Million Dollars ($2,000,000) if at that date Horizon is a publicly traded company, or a payment of Two Million Dollars ($2,000,000) if Horizon is not a publicly traded company. The price to be used for the determination of the number of such shares to be transferred to Canyon shall be consistent with the pricing mechanism set forth in Subsections 5.1(d)(i) and (ii).
          (d) If Horizon does not elect to increase its initial Participating Interest pursuant to Subsections 5.3(a) and (b), the Participants, subject to any election permitted by Subsection 9.5(a), shall be obligated to contribute funds to adopted Programs and Budgets in proportion to their respective initial Participating Interests set forth in Section 6.1.
ARTICLE VI
INTERESTS OF PARTICIPANTS
     6.1 Initial Participating Interests. Horizon’s initial Participating Interest set forth below shall become effective immediately once Horizon has fulfilled its Initial Contribution obligations set forth in Section 5.1. Once Horizon has earned its initial Participating Interest, the Participants shall have the following Participating Interests:

Canyon	50%
Horizon	50%
     6.2 Changes in Participating Interests. The Participating Interests shall be eliminated or changed as follows:
          (a) Upon withdrawal or deemed withdrawal as provided in Sections 5.2, 6.3, and Article XII;
          (b) Upon an election by a Participant pursuant to Section 9.5 to contribute more or less to an adopted Program and Budget than the percentage equal to its Participating Interest, or to contribute nothing to an adopted Program and Budget;
          (c) In the event of default by either Participant in making its agreed-upon contribution to an adopted Program and Budget, followed by an election by the other Participant to invoke any of the remedies in Section 10.5;

          (d) Upon Transfer by either Participant of part or all of its Participating Interest in accordance with Article XVI; or
          (e) Upon acquisition by either Participant of part or all of the Participating Interest of the other Participant, including any elections by Horizon to increase its Participating Interest by completing Additional Contribution(s) in accordance with Section 5.3.
     6.3 Elimination of Minority Interest.
          (a) At such time as a Reduced Participant’s Recalculated Participating Interest drops to less than fifteen percent (15%), its Recalculated Participating Interest shall automatically be converted to a three percent (3%) production royalty as calculated in accordance with Exhibit E (“Production Royalty”). Once converted to a Production Royalty, the Reduced Participant shall be deemed to have relinquished its entire Participating Interest free and clear of any Encumbrances arising by, through or under the Reduced Participant, except any such Encumbrances listed in Paragraph 1.1 of Exhibit A or to which the Participants have agreed. Such relinquished Participating Interest shall be deemed to have accrued automatically to the other Participant. The Reduced Participant’s Capital Account shall be transferred to the remaining Participant. Upon conversion of its Recalculated Participating Interest to the Production Royalty, and subject to Section 6.4, the Reduced Participant shall thereafter have no other further right, title, or interest in the Assets or under this Agreement, and the tax partnership established by Exhibit C shall dissolve pursuant to Paragraph 4.2 of Exhibit C. In such event, the Reduced Participant shall execute and deliver an appropriate conveyance of all of its right, title and interest in the Assets to the remaining Participant in consideration of the other Participant’s execution and delivery of a royalty deed conveying the Production Royalty.
          (b) The relinquishment, withdrawal and entitlements for which this Section provides shall be effective as of the effective date of the recalculation under Sections 9.5 or 10.5. However, if the final adjustment provided under Section 9.6 for any recalculation under Section 9.5 results in a Recalculated Participating Interest of fifteen percent (15%) or more: (i) the Recalculated Participating Interest shall be deemed, effective retroactively as of the first day of the Program Period, to have automatically revested; (ii) the Reduced Participant shall be reinstated a Participant, with all of the rights and obligations pertaining thereto; (iii) the right to the Production Royalty under Subsection 6.3(a) shall terminate; and (iv) the Manager, on behalf of the Participants, shall make any necessary reimbursements, reallocations of Products, contributions and other adjustments as provided in Subsection 9.6(d). Similarly if such final adjustment under Section 9.6 results in a Recalculated Participating interest of less than fifteen percent (15%) for a Program Period as to which the provisional calculation under Section 9.5 had not resulted in a Participating Interest of less than fifteen percent (15%), then such Participant, at its election within thirty (30) days after notice of the final adjustment, may contribute an amount resulting in a revised final adjustment and resultant Recalculated Participating Interest of fifteen percent (15%). If no such election is made, such Participant shall be deemed to have withdrawn under the terms of Subsection 6.3(a) as of the beginning of such Program Period, and the Manager, on behalf of the Participants, shall make any necessary reimbursements, reallocations of Products, contributions, and other adjustments as provided in Subsection 9.6(d), to which such Participant may be entitled for such Program Period.
     6.4 Continuing Liabilities Upon Adjustments of Participating Interests. Any reduction or conversion of either Participant’s Participating Interest under Section 6.2 shall not relieve such Participant of its share of any liability, including, without limitation, Continuing Obligations, Environmental Liabilities and Environmental Compliance, whether arising, before or after such reduction or conversion, out of acts or omissions occurring or conditions existing prior to the Effective Date or out of Operations conducted during the term of this Agreement but prior to such reduction or conversion, regardless of when any funds may be expended to satisfy such liability. For purposes of this Section, such Participant’s share of such liability shall be equal to its Participating Interest at the time the act or omission giving rise to the liability occurred after first taking into account any reduction, readjustment and restoration of Participating Interests under Sections 6.3, 9.5, 9.6 and 10.5 (or, as to such liability arising out of acts or omissions occurring or conditions existing prior to the Effective Date, equal to such Participant’s initial Participating Interest). Should the cumulative cost of satisfying Continuing Obligations be in excess of cumulative amounts accrued or otherwise charged to the Environmental Compliance Fund as described in Exhibit B, each of the Participants shall be liable for its proportionate share (i.e., Participating Interest at the time of the act or omission giving rise to such liability occurred) after first taking into account any reduction, readjustment and restoration of Participating Interests under Sections 6.3, 9.5, 9.6 and 10.5, of the cost of satisfying such Continuing Obligations, notwithstanding that either Participant has previously withdrawn from the Business or that its Participating Interest has been reduced or converted to a Production Royalty pursuant to Subsection 6.3(a).
     6.5 Documentation of Adjustments to Participating Interests. Adjustments to the Participating Interests need not be evidenced during the term of this Agreement by the execution and recording of appropriate instruments, but each Participant’s Participating Interest and related Equity Account balance shall be shown in the accounting records of the Manager, and any adjustments thereto, including any reduction, readjustment, and restoration of Participating Interests under Sections 9.5, 9.6 and 10.5, shall be made monthly. However, either Participant, at any time upon the request of the other Participant, shall execute and acknowledge instruments necessary to evidence such adjustments in form sufficient for filing and recording in the jurisdiction where the Properties are located.

     6.6 Grant of Lien and Security Interest.
          (a) Subject to Section 6.7, each Participant grants to the other Participant a lien upon and a security interest in its Participating Interest, including all of its right, title and interest in the Assets, whenever acquired or arising, and the proceeds from and accessions to the foregoing.
          (b) The liens and security interests granted by Subsection 6.6(a) shall secure every obligation or liability of the Participant granting such lien or security interest created under this Agreement, including the obligation to repay a Cover Payment in accordance with Section 10.4. Each Participant hereby agrees to take all action necessary to perfect such lien and security interest and hereby appoints the other Participant its attorney-in-fact to execute, file and record all financing statements and other documents necessary to perfect or maintain such lien and security interest.
     6.7 Subordination of Interests. Each Participant shall, from time to time, take all necessary actions, including execution of appropriate agreements, to pledge and subordinate its Participating Interest, any liens it may hold which are created under this Agreement including those created pursuant to Section 6.6 hereof, and any other right or interest it holds with respect to the Assets (other than any statutory lien of the Manager) to any secured borrowings for Operations approved by the Management Committee, including any secured borrowings relating to Project Financing, and any modifications or renewals thereof.
ARTICLE VII
MANAGEMENT COMMITTEE
     7.1 Organization and Composition. The Participants hereby establish a Management Committee to determine overall policies, objectives, procedures, methods and actions under this Agreement. The Management Committee shall consist of an equal number of member(s) appointed by Canyon and Horizon. Each Participant may appoint one or more alternates to act in the absence of a regular member. A Participant shall have at least one member until such time as its Participating Interest is converted to a Production Royalty pursuant to Section 6.3. Appointments by a Participant shall be made or changed by notice to the other members.
     7.2 Decisions. After Horizon has completed the funding of its Initial Contribution, each Participant, acting through its appointed member(s) in attendance at the meeting, shall have the votes on the Management Committee in proportion to its Participating Interest. Except for super-majority voting matters identified herein or as otherwise provided in this Agreement, the vote of the Participant with a Participating

Interest greater than fifty percent (50%) shall determine the decisions of the Management Committee. Unanimous consent of the Participants shall be required for the following matters designated as super-majority voting matters: (i) the sale or other disposition of Assets in accordance with Section 8.2(i) and Article XIV; (ii) the initiation of litigation against third parties in accordance with Section 8.2(g); (iii) liquidation or wind-up of the Business except in accordance with Article XII; (iv) changes to the Administrative Charge provided for in Exhibit B in accordance with Section 8.5; (v) disbursements from the Business Account or other distributions to the Manager except disbursements due the Manager Participant from its share of Products, other distributions made to all Participants, or otherwise as authorized by this Agreement; and (vi) disbursements from the Environmental Compliance Fund for any purpose other than ongoing Environmental Compliance conducted during Operations, mine closure, post-Operations Environmental Compliance or Continuing Obligations.
     7.3 Meetings.
          (a) Beginning as of the Effective Date, the Management Committee shall hold regular meetings at least quarterly in Golden, Colorado, or at other agreed places. The Manager shall give fourteen (14) days notice to the Participants of such meetings. Additionally, either Participant may call a special meeting upon seven (7) days notice to the other Participant. In case of an emergency, reasonable notice of a special meeting shall suffice. There shall be a quorum if at least one member representing each Participant is present; provided, however, that if a Participant fails to attend two consecutive properly called meetings, then a quorum shall exist at the second meeting if the other Participant is represented by at least one appointed member, and a vote of such Participant shall be considered the vote required for the purposes of the conduct of all business properly noticed even if such vote would otherwise require unanimity.
          (b) If business cannot be conducted at a regular or special meeting due to the lack of a quorum, either Participant may call the next meeting upon thirty (30) days notice to the other Participant.
          (c) Each notice of a meeting shall include an itemized agenda prepared by the Manager in the case of a regular meeting or by the Participant calling the meeting in the case of a special meeting, but either Participant may add matters to the agenda at least three (3) days before the meeting or with the consent of the other Participant. The Manager shall prepare and distribute minutes of all meetings to the other Participant within fifteen (15) days after the meeting. Either Participant may electronically record the proceedings of a meeting with the consent of the other Participant. The other Participant shall sign and return or object to the minutes prepared by the Manager within thirty (30) days after receipt, and failure to do either shall be deemed acceptance of the minutes as prepared by the Manager. The minutes, when signed or deemed accepted by both Participants, shall be the official record of the decisions made by the Management

Committee. Decisions made at a Management Committee meeting shall be implemented in accordance with adopted Programs and Budgets. If a Participant timely objects to minutes proposed by the Manager, the members of the Management Committee shall seek, for a period not to exceed thirty (30) days from receipt by the Manager of notice of the objections, to agree upon minutes acceptable to both Participants. If the Management Committee does not reach agreement on the minutes of the meeting within such thirty (30) day period, the minutes of the meeting as prepared by the Manager together with the other Participant’s proposed changes shall collectively constitute the record of the meeting. If personnel employed in Operations are required to attend a Management Committee meeting, reasonable costs incurred in connection with such attendance shall be charged to the Business Account. All other costs shall be paid by the Participants individually.
     7.4 Action Without Meeting in Person. In lieu of meetings in person, the Management Committee may conduct meetings by telephone or video conference, so long as minutes of such meetings are prepared in accordance with Subsection 7.3(c). The Management Committee may also take actions in writing signed by all members.
     7.5 Matters Requiring Approval. Except as provided in Subsection 5.1(e) and as otherwise delegated to the Manager in Section 8.2, the Management Committee, acting in accordance with Section 7.2, shall have exclusive authority to determine all matters related to overall policies, objectives, procedures, methods and actions under this Agreement.
ARTICLE VIII
MANAGER
     8.1 Appointment. The Participants hereby appoint Horizon as the initial Manager with overall management responsibility for Operations. Horizon hereby agrees to serve until it resigns or has been deemed to resign as provided in Section 8.4. The Participants agree that notwithstanding Horizon’s appointment as Manager, for up to one (1) year from the Effective Date, Canyon shall continue to maintain all mining claims and lease rights and take all other actions to maintain the Properties until Horizon expressly assumes this responsibility. Horizon shall promptly reimburse expenses directly incurred by Canyon to maintain the Properties following receipt of invoice and reasonable supporting documentation.
     8.2 Powers and Duties of Manager. Subject to the terms and provisions of this Agreement, the Manager shall have the following powers and duties, which shall be discharged in accordance with adopted Programs and Budgets.
          (a) The Manager shall manage, direct and control Operations, and shall prepare and present to the Management Committee proposed Programs and Budgets as provided in Article IX.

          (b) The Manager shall implement the decisions of the Management Committee, shall make all expenditures necessary to carry out adopted Programs, and shall promptly advise the Management Committee if it lacks sufficient funds to carry out its responsibilities under this Agreement.
          (c) The Manager shall use reasonable efforts to: (i) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made to the extent reasonably possible on the best terms available, taking into account all of the circumstances; (ii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions; and (iii) keep the Assets free and clear of all Encumbrances, except any such Encumbrances listed in Paragraph 1.1 of Exhibit A and those existing at the time of, or created concurrent with, the acquisition of such Assets, or mechanic’s or materialmen’s liens (which shall be contested, released or discharged in a diligent matter) or Encumbrances specifically approved by the Management Committee. The Manager shall use its best efforts to obtain bids from multiple third party suppliers for individual, or related aggregate, purchases or purchase commitments that exceed Fifty Thousand Dollars ($50,000).
          (d) The Manager shall conduct such title examinations of the Properties and cure such title defects pertaining to the Properties as may be advisable in its reasonable judgment.
          (e) Except as to be performed by Canyon under Section 8.1, the Manager shall: (i) make or arrange for all payments required by leases, licenses, permits, contracts and other agreements with third parties related to the Assets; (ii) pay all taxes, assessments and like charges on Operations and Assets except taxes determined or measured by a Participant’s sales revenue or net income, and shall otherwise promptly pay and discharge expenses incurred in Operations; provided, however, that the Manager shall have the right to contest (in the courts or otherwise) the validity or amount of any taxes, assessments or charges or take other reasonable steps or proceedings to seek a reduction or readjustment prior to payment but in no event shall the Manager permit or allow title to the Assets to be lost as the result of the nonpayment of any taxes, assessments or like charges; and (iii) do all other acts reasonably necessary to maintain the Assets.
          (f) The Manager shall: (i) apply for all necessary permits, licenses and approvals; (ii) comply with all Laws; (iii) notify promptly the Management Committee of any actual or alleged substantial violations thereof; and (iv) maintain records and prepare and file all reports or notices required for or as a result of Operations. The Manager shall not be in breach of this provision if a violation has occurred in spite of the Manager’s good faith efforts to comply consistent with its standard of care under Section 8.3. In the event of any such violation, the Manager shall timely cure or dispose of such violation on behalf of both Participants through performance, payment of fines and penalties, or both, and the cost thereof shall be charged to the Business Account.
          (g) The Manager shall prosecute and defend, but shall not initiate without unanimous consent of the Participants in accordance with Section 7.2, all litigation against third parties or administrative proceedings arising out of Operations. The non-managing Participant shall have the right to participate, at its own expense, in such litigation or administrative proceedings. The non-managing Participant shall approve in advance any settlement involving payments, commitments or obligations in excess of Fifty Thousand Dollars ($50,000) in cash or value.
          (h) The Manager shall provide insurance for the benefit of the Participants as follows or as may otherwise be determined from time to time by the Management Committee. The Manager shall, at all times while conducting Operations, comply fully with the applicable worker’s compensation laws and purchase, or provide protection for the Participants comparable to that provided under standard form insurance policies for the following risk categories: (i) comprehensive general liability and property damage with combined limits of not less than Two Million Dollars ($2,000,000) for bodily injury and property damage; (ii) automobile insurance with combined limits of not less than One Million Dollars ($1,000,000); and (iii) adequate and reasonable insurance against risk of fire and other risks ordinarily insured against in similar operations. Insurance coverage and limits shall be subject to annual review and approval by the Management Committee. Each Participant shall self-insure or purchase for its own account such additional insurance as it deems necessary.
          (i) Except as expressly authorized in Article XII, unanimous consent of both Participants in accordance with Section 7.2 is required before the Manager may: (i) abandon or surrender Properties as provided in Article XIV; (ii) dispose of Assets in any one transaction (or in any series of related transactions) having a value in excess of Fifty Thousand Dollars ($50,000); (iii) begin a liquidation or initiate wind up of the Business; or (iv) dispose of Assets necessary to achieve the purposes of the Business.
          (j) The Manager shall have the right to carry out its responsibilities hereunder through agents, Affiliates or independent contractors subject to Section 8.6 and prior disclosure to the Management Committee of the scope of responsibilities to be carried out by agents, Affiliates or independent contractors.
          (k) Except as to be performed by Canyon under Section 8.1, the Manager shall perform or cause to be performed all assessment and other work, and shall pay all Governmental Fees required by Law in order to maintain the unpatented mining claims, mill sites and tunnel sites included within the Properties. The Manager shall have the right to perform the assessment work required hereunder pursuant to a common plan of exploration and continued actual occupancy of such claims and sites shall not be required. The Manager shall not be liable on account of any determination by any court or governmental agency that the work performed by the Manager does not constitute the required annual assessment work or occupancy for the purposes of preserving or maintaining ownership of the claims, provided that the work done is pursuant to an adopted Program and Budget and is performed in accordance with the Manager’s standard of care under Section 8.3. The Manager shall timely record with the appropriate county and file with the appropriate United States agency any required affidavits, notices of intent to hold and other documents in proper form attesting to the payment of Governmental Fees, the performance of assessment work or intent to hold the claims and sites, in each case in sufficient detail to reflect compliance with the requirements applicable to each claim and site. The Manager shall not be liable on account of any determination by any court or governmental agency that any such document submitted by the Manager does not comply with applicable requirements, provided that such document is prepared and recorded or filed in accordance with the Manager’s standard of care under Section 8.3.
          (l) If authorized by the Management Committee, the Manager may: (i) locate, amend or relocate any unpatented mining claim or mill site or tunnel site, (ii) locate any fractions resulting from such amendment or relocation, (iii) apply for patents or mining leases or other forms of mineral tenure for any such unpatented claims or sites, (iv) abandon any unpatented mining claims for the purpose of locating mill sites or otherwise acquiring from the United States rights to the ground covered thereby, (v) abandon any unpatented mill sites for the purpose of locating mining claims or otherwise acquiring from the United States rights to the ground covered thereby, (vi) exchange with or convey to the United States any of the Properties for the purpose of acquiring rights to the ground covered thereby or other adjacent ground, and (vii) convert any unpatented claims or mill sites into one or more leases or other forms of mineral tenure pursuant to any Law hereafter enacted.
          (m) The Manager shall keep and maintain all required accounting and financial records pursuant to the procedures described in Exhibit B and in accordance with generally accepted accounting principles used by companies based in the United States (“US GAAP”) as further described in Exhibit B, and shall ensure appropriate separation of accounts unless otherwise agreed by the Participants.
          (n) The Manager shall maintain Equity Accounts for each Participant. Each Participant’s Equity Account shall be credited with the value of such Participant’s contributions under Subsections 5.1(a), 5.1(b), 5.3(a), and 5.3(b) and shall be credited with amounts contributed by such Participant under Subsection 5.3(d). Each Participant’s Equity Account shall be charged with the cash and the fair market value of property distributed to such Participant (net of liabilities assumed by such Participant and liabilities to which such distributed property is subject). Contributions and distributions shall include all cash contributions or distributions plus the agreed value (expressed in dollars) of all in-kind contributions or distributions. Solely for purposes of determining the Equity Account balances of the Participants, the Manager shall reasonably estimate the fair market value of all Products distributed to the Participants, and such estimated value shall be used regardless of the actual amount received by each Participant upon disposition of such Products.
          (o) Subject to Section 8.3, the Manager shall keep the Management Committee advised of all Operations by submitting in writing to the members of the Management Committee: (i) monthly progress reports that include statements of expenditures and comparisons of such expenditures to the adopted Budget; (ii) periodic summaries of data acquired; (iii) copies of reports concerning Operations; (iv) a detailed final report within sixty (60) days after completion of each Program and Budget, which shall include comparisons between actual and budgeted expenditures and comparisons between the objectives and results of Programs; and (v) such other reports as any member of the Management Committee may reasonably request. Subject to Article XVIII, at all reasonable times and upon reasonable advance notice the Manager shall provide the Management Committee, or other authorized representative of a Participant access to, and the right to inspect and, at such Participant’s cost and expense, copies of the Existing Data and all maps, drill logs and other drilling data, core, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other Business Information, in the possession of the Manager, subject to Article XVIII. In addition, the Manager shall allow authorized representatives of the non-managing Participant, at the latter’s sole risk, cost and expense, and subject to reasonable safety regulations, to inspect the Assets and Operations at all reasonable times and upon reasonable advance notice, so long as the representative does not unreasonably interfere with Operations.
          (p) The Manager shall prepare an Environmental Compliance plan for all Operations consistent with applicable Laws or contractual obligations and shall include in each Program and Budget sufficient funding to implement the Environmental Compliance plan and to satisfy the financial assurance requirements of any applicable Law or contractual obligation pertaining to Environmental Compliance. To the extent practical, the Environmental Compliance plan shall incorporate concurrent reclamation of Properties disturbed by Operations.
          (q) The Manager shall undertake Continuing Obligations when and as economic and appropriate, whether before or after termination of the Business. As part of each Program and Budget submittal, the Manager shall specify the measures to be taken for performance of Continuing Obligations and the cost of such measures and shall describe the Manager’s efforts to discharge Continuing Obligations. Authorized representatives of each Participant upon reasonable advance notice shall have the right from time to time to enter the Properties to inspect work directed toward satisfaction of Continuing Obligations and audit books, records, and accounts related thereto.

          (r) The Environmental Compliance Fund shall be maintained by the Manager as a separate, interest bearing cash management account, which may include, but is not limited to, money market investments and/or in longer term investments if approved by the Management Committee. Such funds shall be used solely for Environmental Compliance and Continuing Obligations, including the committing of such funds, interests in property, insurance or bond policies, or other security to meet financial assurance obligations for the reclamation or restoration of the Properties, and for other Environmental Compliance requirements.
          (s) If Participating Interests are adjusted in accordance with this Agreement the Manager shall propose from time to time one or more methods for fair pro rata allocation of costs for Continuing Obligations.
          (t) The Manager shall undertake all other activities reasonably necessary to fulfill the foregoing, and to implement the policies, objectives, procedures, methods and actions determined by the Management Committee pursuant to Section 7.1.
     8.3 Standard of Care. The Manager shall discharge its duties under Section 8.2 and conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices, and in accordance with Laws and with the terms and provisions of leases, licenses, permits, contracts and other agreements pertaining to the Assets. Without limiting the generality of the foregoing, all statements, reports or compilations of factual, financial or other data, and summaries of such data presented by Manager to the Management Committee shall be prepared to at least the level of detail, care and attention as those statements, reports or compilations prepared by the Manager Participant for its own use. The Manager shall not be liable to the other Participant for any act or omission resulting in damage or loss except to the extent caused by or attributable to the Manager’s willful misconduct or gross negligence. The Manager shall not be in default of any of its duties under Section 8.2 if its inability or failure to perform results from the failure of the other Participant to perform acts or to contribute amounts required of it by this Agreement.
     8.4 Resignation; Deemed Offer to Resign. The Manager may resign upon not less than six (6) months’ prior notice to the other Participant, in which case the other Participant may elect to become the new Manager by notice to the resigning Participant within sixty (60) days after receipt of the notice of resignation. The Manager shall be deemed to have resigned upon the occurrence of the event described in each of the following Subsections, with the other Participant to appoint itself or a third party as the successor Manager at a subsequently called meeting of the Management Committee, at which the Manager shall not be entitled to vote.
          (a) The aggregate Participating Interest of the other Participant and its Affiliates becomes greater than fifty percent (50%);

          (b) Except for conditions of Force Majeure, the Manager fails to perform a material obligation imposed upon it under this Agreement and such failure continues for a period of sixty (60) days after notice from the other Participant demanding performance;
          (c) The Manager fails to pay or contest in good faith its bills and Business debts as such obligations become due;
          (d) A receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for a substantial part of its assets is appointed and such appointment is neither made ineffective nor discharged within sixty (60) days after the making thereof, or such appointment is consented to, requested by, or acquiesced in by the Manager;
          (e) The Manager commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect; or consents to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets; or makes a general assignment for the benefit of creditors; or takes corporate or other action in furtherance of any of the foregoing; or
          (f) Entry is made against the Manager of a judgment, decree or order for relief affecting its ability to serve as Manager, or a substantial part of its Participating Interest or its other assets by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect.
Under Subsections (d), (e) or (f) above, the appointment of a successor Manager shall be deemed to pre-date the event causing a deemed resignation.
     8.5 Payments To Manager. The Manager shall be compensated for its services and reimbursed for its costs hereunder in accordance with Exhibit B. Unanimous consent of both Participants is required to increase the Administrative Charge, described in Paragraph 2.13 of Exhibit B, due Manager under this Agreement. Except as specifically set out in this Agreement including Exhibit B or agreed to by unanimous consent of both Participants, the Manager may not collect additional costs, expenses, fees, charges, or other disbursements from the Business Account.
     8.6 Transactions With Affiliates. If the Manager engages Affiliates to provide services hereunder, it shall do so on terms no less favorable than would be the case in arm’s-length transactions with unrelated persons.

     8.7 Activities During Deadlock. If the Management Committee for any reason fails to adopt a proposed Program or Budget, the Manager shall continue Operations at levels sufficient to maintain the then current Operations and Properties. Additionally, if Mining has already been established, the Manager shall continue Mining Operations at a level comparable with the last adopted Mining Program and Budget exclusive of capital items. All of the foregoing shall be subject to the contrary direction of the Management Committee and the receipt of necessary funds.
ARTICLE IX
PROGRAMS AND BUDGETS
     9.1 Initial Program and Budget. The Initial Program and Budget to which both Participants have agreed is hereby adopted and is attached as Exhibit F.
     9.2 Operations Pursuant to Programs and Budgets. Except as otherwise provided in Subsection 5.1(e), Section 9.13, and Article XIII, Operations shall be conducted, expenses shall be incurred, and Assets shall be acquired only pursuant to adopted Programs and Budgets. Every Program and Budget adopted pursuant to this Agreement shall provide for cash accrual of reasonably anticipated Environmental Compliance expenses for all Operations contemplated under the Program and Budget in accordance with Paragraph 2.14 of Exhibit B.
     9.3 Presentation of Programs and Budgets. Proposed Programs and Budgets shall be prepared by the Manager to encompass a period of one (1) year or any other period and broken out by quarterly periods as approved by the Management Committee, and shall be submitted to the Management Committee for review and consideration. All proposed Programs and Budgets may include Exploration, Pre-Feasibility Studies, Feasibility Study, Development, Mining and Expansion or Modification Operations components, or any combination thereof, and shall be reviewed and adopted upon a vote of the Management Committee in accordance with Sections 7.2 and 9.4. Each Program and Budget adopted by the Management Committee, shall be reviewed quarterly at a meeting of the Management Committee. At least three (3) months prior to the expiration of the then current annual Program and Budget, a proposed Program and Budget for the succeeding period shall be submitted to the Management Committee for review and consideration.
     9.4 Review and Adoption of Proposed Programs and Budgets. A Participant shall be deemed to have approved and voted to adopt a proposed Plan and Budget unless it submits in writing to the Management Committee, within thirty (30) days after receipt, its rejection of or proposed modification(s) to any or all of the components of the proposed Plan and Budget. If a Participant timely submits its rejection or proposed modification(s) to the Management Committee then the Manager working with the other Participant shall seek for a period of time not to exceed twenty (20) days to develop a complete Program and Budget acceptable to both Participants. The Manager shall then call a Management Committee meeting in accordance with Section 7.3 for purposes of reviewing and voting upon the proposed Program and Budget.
     9.5 Election to Participate.
          (a) By notice to the Management Committee within twenty (20) days after the final vote adopting a Program and Budget, and notwithstanding its vote concerning adoption of a Program and Budget, a Participant may elect to participate in the approved Program and Budget: (i) in proportion to its respective Participating Interest, (ii) in some lesser amount than its respective Participating Interest, (iii) not at all; or (iv) if a Reduced Participant, some greater amount than its Recalculated Participating Interest subject to Subsection 9.5(d). In case of an election under Subsection 9.5(a)(ii) or (iii), its Participating Interest shall be recalculated as provided in Subsection 9.5(b) below, with dilution effective as of the first day of the Program Period for the adopted Program and Budget. If a Participant fails to so notify the Management Committee of the extent to which it elects to participate, the Participant shall be deemed to have elected to contribute to such Program and Budget in proportion to its respective Participating Interest as of the beginning of the Program Period.
          (b) If a Participant elects to contribute to an adopted Program and Budget some lesser amount than in proportion to its respective Participating Interest, or not at all, and the other Participant elects to fund all or any portion of the deficiency, the Participating Interest of the Reduced Participant shall be provisionally recalculated by dividing: (A) the sum of (1) the amount credited to the Reduced Participant’s Equity Account with respect to its Initial Contribution under Section 5.1, (2) the total of all of the Reduced Participant’s contributions under Section 5.3, and (3) the amount, if any, the Reduced Participant elects to contribute to the adopted Program and Budget; by (B) the sum of (1), (2) and (3) above for both Participants; and then multiplying the result by one hundred. The Participating Interest of the other Participant shall be increased by the amount of the reduction in the Participating Interest of the Reduced Participant, and if the other Participant elects not to fund the entire deficiency, the Manager shall adjust the Program and Budget to reflect the funds available.
          (c) Whenever the Participating Interests are recalculated pursuant to this Section 9.5, (i) the Equity Accounts of both Participants shall be revised to bear the same ratio to each other as their recalculated Participating Interests; and (ii) the portion of Capital Account attributable to the reduced Participating Interest of the Reduced Participant shall be transferred to the other Participant.

          (d) Until such time as a Reduced Participant’s Recalculated Participating Interest drops to less than fifteen percent (15%) and is converted to a Production Royalty in accordance with Section 6.3, a Reduced Participant may elect to restore its diluted Participating Interest by participating in an approved Program and Budget in an amount greater than in proportion to its Recalculated Participating Interest. At such time as the Reduced Participant has (i) funded its share of the current Program and Budget at least in proportion to its current Recalculated Participating Interest, as well as (ii) contributed funds to the Business Account equal to one hundred fifty percent (150%) or more of the amount the Reduced Participant should have contributed to any prior Program and Budget in order to maintain its Participating Interest in effect on the first day of the Program Period for such Program and Budget, the Reduced Participant’s Participating Interest shall be recalculated in accordance with Subsection 9.5(b) and shall be effective in accordance with Subsection 9.6(d).
     9.6 Recalculation or Restoration of Reduced Interest Based on Actual Expenditures.
          (a) If a Participant makes an election under Subsection 9.5(a)(ii) or (iii), then within thirty (30) days after the conclusion of such Program and Budget, the Manager shall report the total amount of money expended plus the total obligations incurred by the Manager for such Budget.
          (b) If the Manager expended or incurred obligations that were more or less than the adopted Budget, the Participating Interests shall be recalculated pursuant to Subsection 9.5(b) by substituting each Participant’s actual contribution to the adopted Budget for that Participant’s estimated contribution at the time of the Reduced Participant’s election under Subsection 9.5(a). Such recalculation shall take into account any payments or contributions made by a Reduced Participant pursuant to Subsection 9.5(d).
          (c) If the Manager expended or incurred obligations of less than eighty percent (80%) of the adopted Budget, within twenty (20) days of receiving the Manager’s report on expenditures, the Reduced Participant may reimburse the other Participant for the difference between any amount contributed by the Reduced Participant to such adopted Program and Budget and the Reduced Participant’s proportionate share (at the Reduced Participant’s former Participating Interest) of the actual amount expended or incurred for the Program, plus interest on the difference accruing at the rate described in Section 10.3 plus three (3) percentage points. Failure of the Reduced Participant to timely reimburse shall result in dilution occurring in accordance with this Article IX and shall bar the Reduced Participant from its rights under this Subsection 9.6(c) concerning the relevant adopted Program and Budget.

          (d) All recalculations under this Article IX shall be effective as of the first day of the Program Period for the Program and Budget. The Manager, on behalf of both Participants, shall make such adjustments so that, to the extent possible, each Participant will be placed in the position it would have been in had its Participating Interests as recalculated under this Section been in effect as of the first day of the Program Period for such Program and Budget. If the Participants are required to make contributions, reimbursements or other adjustments pursuant to this Section, the Manager shall have the right to purchase or sell a Participant’s share of Products in the same manner as under Section 11.2 and to apply the proceeds of such sale to satisfy that Participant’s obligation to make such contributions, reimbursements or adjustments.
          (e) Whenever the Participating Interests are recalculated pursuant to this Section, (i) the Participants’ Equity Accounts shall be revised to bear the same ratio to each other as their Recalculated Participating Interests; and (ii) the portion of Capital Account attributable to the reduced Participating Interest of the Reduced Participant shall be transferred to the other Participant.
     9.7 Pre-Feasibility Study Program and Budgets.
          (a) At such time as either Participant is of the good faith and reasonable opinion that economically viable Mining Operations may be possible on the Properties, the Participant may propose by written notice to the other Participant that a Pre-Feasibility Study Program and Budget component be prepared. Such proposal shall reference the data upon which the proposing Participant bases its opinion, and shall call a meeting of the Management Committee pursuant to Section 7.3. If such proposal is adopted by the Management Committee, the Manager shall cause to have prepared a Pre- Feasibility Study Program and Budget component as approved by the Management Committee and shall submit the same to the Management Committee within thirty (30) days following adoption of the proposal.
          (b) Pre-Feasibility Studies may be conducted by the Manager, Feasibility Contractors, or both, or may be conducted by the Manager and audited by Feasibility Contractors, as the Management Committee determines. A Pre-Feasibility Study Program shall include the work approved in the proposal adopted by the Management Committee, which may include some or all of the following:
               (i) analyses of various alternatives for mining, processing and treating of Products;
               (ii) analyses of alternative rates of mining, processing and treating of Products;

               (iii) analyses of alternative sites for placement of facilities (i.e., water supply facilities, transport facilities, reagent storage, offices, shops, warehouses, stock yards, explosives storage, handling facilities, housing, public facilities);
               (iv) analyses of alternatives for waste treatment and handling (including a description of each alternative of the method of tailings disposal and the location of the proposed disposal site);
               (v) estimates of recoverable proven and probable reserves of Products and of related substances, in terms of technical and economic constraints (extraction and treatment of Products), including the effect of grade, losses, and impurities, and the estimated mineral composition and content thereof, and review of mining rates commensurate with such reserves;
               (vi) analyses of environmental impacts of the various alternatives, including an analysis of the permitting, environmental liability and other Environmental Law implications of each alternative, and costs of Environmental Compliance for each alternative;
               (vii) tests to determine the efficiency of alternative extraction, recovery and processing techniques, including an estimate of water, power, and reagent consumption requirements;
               (viii) hydrologic studies related to any required use of water or dewatering; and
               (ix) other studies and analyses approved by the Management Committee.
          (c) If data results reasonably support a conclusion that further work would be unwarranted for a particular alternative, the Manager shall have no obligation to continue expenditures on other Pre-Feasibility Studies related solely to such alternative.
     9.8 Completion of Pre-Feasibility Studies and Selection of Approved Alternatives. As soon as reasonably practical following completion of all Pre-Feasibility Studies required to evaluate fully the alternatives studied, the Manager shall prepare a report summarizing all Pre-Feasibility Studies and shall submit the same to the Management Committee. Such report shall incorporate the following:
          (a) the results of the analyses of the alternatives and other matters evaluated by the Pre-Feasibility Programs;

          (b) reasonable estimates of capital costs for the Development and start-up of the facilities required by the Development and Mining alternatives evaluated (based on flowsheets, piping and instrumentation diagrams, and other major engineering diagrams), which cost estimates shall include reasonable estimates of:
               (i) capitalized pre-stripping expenditures, if an open pit or surface mine is proposed;
               (ii) expenditures required to purchase, construct and install all machinery, equipment and other facilities and infrastructure (including contingencies) required to bring a mine into commercial production, including an analysis of costs of equipment or supply contracts in lieu of Development costs for each Development and Mining alternative evaluated;
               (iii) expenditures required to perform all other related work required to commence commercial production of Products and, if applicable, process Products (including reasonable estimates of working capital requirements); and
               (iv) all other direct and indirect costs and general and administrative expenses that may be required for a proper evaluation of the Development and Mining alternatives and annual production levels evaluated. The capital cost estimates shall include a schedule of the timing of the estimated capital requirements for each alternative;
          (c) a reasonable estimate of the monthly expenditures required for the first year of Operations after completion of the capital program described in Subsection 9.8(b) for each Development alternative evaluated, and for subsequent quarters of Operations, including estimates of annual production, processing, administrative, operating and maintenance expenditures, taxes (other than income taxes), working capital requirements, royalty and purchase obligations, equipment leasing or supply contract expenditures, work commitments, Environmental Compliance costs, post- Operations Environmental Compliance and Continuing Obligations funding requirements and all other anticipated costs of such Operations. This analysis shall also include an estimate of the number of workers required to conduct such Operations for each alternative;
          (d) a review of the nature, extent and rated capacity of the mine, machinery, equipment and other facilities preliminarily estimated to be required for the purpose of producing and marketing Products under each Development and Mining alternative analyzed;
          (e) an analysis (and sensitivity analyses reasonably requested by either Participant), based on various target rates of return and price assumptions requested by either Participant, of whether it is technically, environmentally, and economically feasible to place a prospective ore body or deposit within the Properties into commercial production for each of the Development and Mining alternatives analyzed (including a discounted cash flow rate of return investment analysis for each alternative and net present value estimate using various discount rates requested by either Participant); and
          (f) such other information as the Management Committee deems appropriate.
Within sixty (60) days after delivery of the Pre-Feasibility Study summary to the Participants, a Management Committee meeting shall be convened for the purposes of reviewing the Pre-Feasibility Study summary and selecting one or more Approved Alternatives, if any.
     9.9 Programs and Budgets for Feasibility Study. Within ninety (90) days following the selection of an Approved Alternative, the Manager shall submit to the Management Committee a Program and a Budget component, which shall include necessary Operations, for the preparation of a Feasibility Study. A Feasibility Study shall be prepared by Feasibility Contractors.
     9.10 Development Programs and Budgets; Project Financing.
          (a) Unless otherwise determined by the Management Committee, the Manager shall not submit to the Management Committee a Program and Budget component including Development of the mine described in a completed Feasibility Study until ninety (90) days following the receipt by Manager of a favorable Feasibility Study. The Program and Budget, which includes Development of the mine described in the completed Feasibility Study, shall be based on the estimated cost of Development described in the Feasibility Study for the Approved Alternative, unless otherwise directed by the Management Committee.
          (b) Promptly following adoption of the Program and Budget, which includes Development as described in a completed Feasibility Study the Manager shall submit to the Management Committee a report on material bids received for Development work (“Bid Report”). If bids described in the Bid Report result in the aggregate cost of Development work exceeding one hundred twenty percent (120%) of the Development cost estimates that formed the basis of the Development component of the adopted Program and Budget, the Program and Budget, which includes relevant Development, shall be deemed to have been resubmitted to the Management Committee based on the aggregate costs as described in the Bid Report on the date of receipt of the Bid Report and shall be reviewed and adopted in accordance with Sections 7.2 and 9.4.

          (c) If the Management Committee approves the Development of the mine described in a Feasibility Study and also decides to seek Project Financing for such mine, each Participant shall, at its own cost, cooperate in seeking to obtain Project Financing for such mine; provided, however, that all fees, charges and costs (including attorneys and technical consultants fees) paid to the Project Financing lenders shall be borne by the Participants in proportion to their Participating Interests, unless such fees are capitalized as a part of the Project Financing.
     9.11 Expansion or Modification Programs and Budgets. Any Program and Budget proposed by the Manager involving Expansion or Modification shall be based on a Feasibility Study prepared by the Manager, Feasibility Contractors, or both, or prepared by the Manager and audited by Feasibility Contractors, as the Management Committee determines. The Program and Budget, which include Expansion or Modification, shall be submitted for review and approval by the Management Committee within ninety (90) days following receipt by the Manager of such Feasibility Study.
     9.12 Budget Overruns; Program Changes. For Programs and Budgets adopted after completion of Horizon’s Initial Contribution, the Manager shall immediately notify the Management Committee of any material departure from an adopted Program and Budget. If the Manager exceeds an adopted Budget by more than twenty percent (20%) in the aggregate, then the excess over ten percent (10%), except to the extent caused by a Force Majeure condition, emergency or unexpected expenditure made pursuant to Section 9.13 or unless otherwise authorized or ratified by the Management Committee, shall be for the sole account of the Manager and such excess shall not be included in the calculations of the Participating Interests nor deemed a contribution under this Agreement. Budget overruns of twenty percent (20%) or less in the aggregate shall be borne by the Participants in proportion to their respective Participating Interests.
     9.13 Emergency or Unexpected Expenditures. In case of emergency, the Manager may take any reasonable action it deems necessary to protect life or property, to protect the Assets or to comply with Laws. The Manager may make reasonable expenditures on behalf of the Participants for unexpected events that are beyond its reasonable control and that do not result from a breach by it of its standard of care. The Manager shall promptly notify the Participants of the emergency or unexpected expenditure, and the Manager shall be reimbursed for all resulting costs by the Participants in proportion to their respective Participating Interests.

ARTICLE X
ACCOUNTS AND SETTLEMENTS
     10.1 Monthly Statements. The Manager shall promptly submit to the Management Committee monthly statements of account reflecting in reasonable detail the charges and credits to the Business Account during the preceding month in accordance with Section 8.3.
     10.2 Cash Calls. Following Horizon’s Initial Contribution under Subsection 5.1(b) and any Additional Contribution(s) it elects under Section 5.3, on the basis of each adopted Program and Budget, the Manager shall submit prior to the last day of each month a billing for estimated cash requirements for the next month. Within ten (10) days after receipt of each billing, or a billing made pursuant to Section 9.13 or 12.4, each Participant shall advance its proportionate share of such cash requirements. The Manager shall record all funds received in the Business Account. All funds received from a Participant in excess of the Participant’s pro rata cash requirement or other funding commitment under this Agreement, or in excess of actual Program expenditures shall be credited towards the Participant’s future pro rata cash requirement or other funding commitment. The Manager shall at all times maintain a cash balance approximately equal to the rate of disbursement for up to ninety (90) days. All funds in excess of immediate cash requirements shall be invested by the Manager for the benefit of the Business in cash management accounts and investments selected at the discretion of the Manager, which accounts may include, but are not limited to, money market investments and money market funds.
     10.3 Failure to Meet Cash Calls. A Participant that fails to meet cash calls in the amount and at the times specified in Section 10.2 shall be in default, and the amounts of the defaulted cash call shall bear interest from the date due at an annual rate equal to two (2) percentage points over the Prime Rate, but in no event shall the rate of interest exceed the maximum permitted by Law. Such interest shall accrue to the benefit of and be payable to the non-defaulting Participant, but shall not be deemed as amounts contributed by the non-defaulting Participant in the event dilution occurs in accordance with Article VI. In addition to any other rights and remedies available to it by Law, the non-defaulting Participant shall have those other rights, remedies, and elections specified in Sections 10.4 and 10.5.
     10.4 Cover Payment. If a Participant defaults in making a contribution or cash call required by an adopted Program and Budget, the non-defaulting Participant may, but shall not be obligated to, advance some portion or all of the amount in default on behalf of the defaulting Participant (a “Cover Payment”). Each and every Cover Payment shall constitute a demand loan bearing interest from the date of the advance at the rate provided in Section 10.3. If more than one Cover Payment is made, the Cover Payments shall be aggregated and the rights and remedies described herein pertaining to an individual Cover Payment shall apply to the aggregated Cover Payments. The failure to repay such loan upon demand shall be a default.
     10.5 Remedies. The Participants acknowledge that if either Participant defaults in making a contribution required by Article V or a cash call, or in repaying a loan, as required under Sections 10.2, 10.3 or 10.4, whether or not a Cover Payment is made, it will be difficult to measure the damages resulting from such default (it being hereby understood and agreed that the Participants have attempted to determine such damages in advance and determined that the calculation of such damages cannot be ascertained with reasonable certainty). Both Participants acknowledge and recognize that the damage to the non-defaulting Participant could be significant. In the event of such default, as reasonable liquidated damages, the non-defaulting Participant may, with respect to any such default not cured within thirty (30) days after notice to the defaulting Participant of such default, elect any of the following remedies by giving notice to the defaulting Participant. Such election may be made with respect to each failure to meet a cash call relating to a Program and Budget, regardless of the frequency of such cash calls, provided such cash calls are made in accordance with Section 10.2.
          (a) The defaulting Participant grants to the non-defaulting Participant a power of sale as to all or any portion of its interest in any Assets or in its Participating Interest that is subject to the lien and security interest granted in Section 6.6 (whether or not such lien and security interest has been perfected), upon a default under Sections 10.3 or 10.4. Such power shall be exercised in the manner provided by applicable Law or otherwise in a commercially reasonable manner and upon reasonable notice. If the non-defaulting Participant elects to enforce the lien or security interest pursuant to the terms of this Subsection, the defaulting Participant shall be deemed to have waived any available right of redemption, any required valuation or appraisal of the secured property prior to sale, any available right to stay execution or to require a marshaling of assets, and any required bond in the event a receiver is appointed, and the defaulting Participant shall be liable for any deficiency.
          (b) The non-defaulting Participant may elect to have the defaulting Participant’s Participating Interest diluted or eliminated. The Reduced Participant’s Participating Interest shall be recalculated by dividing: (X) the sum of (1) the value of the Reduced Participant’s Initial Contribution under Section 5.1, (2) the total of all of the Reduced Participant’s contributions under Section 5.3, and (3) the amount, if any, the Reduced Participant contributed to the adopted Program and Budget with respect to which the default occurred; by (Y) the sum of (1), (2) and (3) above for both Participants; and then multiplying the result by one hundred. Dilution under this Subsection 10.5(b) shall be effective as of the date of the original default, and Section 9.6 shall not apply. The amount of any Cover Payment under Section 10.4 and interest thereon, or any interest accrued in accordance with Section 10.3, shall be deemed to be amounts contributed by the non-defaulting Participant, and not as amounts contributed by the defaulting Participant.

Whenever the Participating Interests are recalculated pursuant to this Subsection 10.5(b), (A) the Equity Accounts of both Participants shall be adjusted to bear the same ratio to each other as their recalculated Participating Interests; and (B) the portion of Capital Account attributable to the reduced Participating Interest of the Reduced Participant shall be transferred to the other Participant.
     10.6 Audits.
          (a) After completion of Horizon’s Initial Contribution, within six (6) months after the end of each calendar year, at the request of a Participant, an audit shall be completed by certified public accountants who are independent of the Manager and reasonably acceptable to both Participants. The audit shall be conducted in accordance with generally accepted auditing standards and shall cover all books and records maintained by the Manager pursuant to this Agreement, all Assets and Encumbrances, and all transactions and Operations conducted during such calendar year, including production and inventory records and all costs for which the Manager sought reimbursement under this Agreement, together with all other matters customarily included in such audits. All written exceptions to and claims upon the Manager for discrepancies disclosed by such audit shall be made not more than three (3) months after receipt of the audit report, unless either Participant elects to conduct an independent audit pursuant to Subsection 10.6(b) which is ongoing at the end of such three (3) month period, in which case such exceptions and claims may be made within the period provided in Subsection 10.6(b). Failure to make any such exception or claim within such period shall mean the audit is deemed to be correct and binding upon the Participants. The cost of all audits under this Subsection shall be charged to the Business Account.
          (b) Notwithstanding the annual audit conducted by certified public accountants selected by the Manager, each Participant shall have the right to have an independent audit of all Business books, records and accounts, including all charges to the Business Account. This audit shall review all issues raised by the requesting Participant, with all costs borne by the requesting Participant. The requesting Participant shall give the other Participant thirty (30) days prior notice of such audit. Any audit conducted on behalf of either Participant shall be made during the Manager’s normal business hours and shall not interfere with Operations. Neither Participant shall have the right to audit records and accounts of the Business relating to transactions or Operations more than twenty-four (24) months after the calendar year during which such transactions, or transactions related to such Operations, were charged to the Business Account. All written exceptions to and claims upon the Manager for discrepancies disclosed by such audit shall be made not more than three (3) months after completion and delivery of such audit, or they shall be deemed waived.

ARTICLE XI
DISPOSITION OF PRODUCTION
     11.1 Taking In Kind. Each Participant shall take in kind or separately dispose of its share of all Products in proportion to its Participating Interest. Any extra expenditure incurred in the taking in kind or separate disposition by either Participant of its proportionate share of Products shall be borne by such Participant. Nothing in this Agreement shall be construed as providing, directly or indirectly, for any joint or cooperative marketing or selling of Products or permitting the processing of Products owned by any third party at any processing facilities constructed by the Participants pursuant to this Agreement. The Manager shall give notice in advance of the anticipated delivery date upon which Products will be available. Each Participant agrees to report promptly to the Manager the prices it receives for its share of Products to enable the Manager to pay taxes, royalties and other payments due third parties on a weighted average basis.
     11.2 Delegation of Authority to Sell Products Taken In Kind. Unless Participant expressly notifies the Manager that the Participant will sell its share of Products, a Participant will be deemed to have authorized the Manager to sell Participant’s share of Products taken in kind for Producer’s account and the Manager shall have the right, but not the obligation, for a period of time consistent with the minimum needs of the industry, but not to exceed one (1) year from the notice date described in Section 11.1, to purchase the Participant’s share for its own account or to sell such share as agent for the Participant at not less than the prevailing market price in the area. Subject to the terms of any such contracts of sale then outstanding, during any period that the Manager is purchasing or selling a Participant’s share of production, the Participant may elect by notice to the Manager to terminate its delegation of authority and sell all or part of its share of Products taken in kind. The Manager shall be entitled to deduct from proceeds of any sale by it for the account of a Participant reasonable expenses incurred in such a sale.
     11.3 Hedging. Neither Participant shall have any obligation to account to the other Participant for, nor have any interest or right of participation in any profits or proceeds nor have any obligation to share in any losses from, futures contracts, forward sales, trading in puts, calls, options or any similar hedging, price protection or marketing mechanism employed by a Participant with respect to its proportionate share of any Products produced or to be produced from the Properties.

ARTICLE XII
WITHDRAWAL AND TERMINATION
     12.1 Termination by Expiration or Agreement. This Agreement shall terminate as expressly provided in Section 2.5, unless earlier terminated by written agreement.
     12.2 Termination by Deadlock. If the Management Committee fails to adopt a Program and Budget within twelve (12) months after the expiration of the latest adopted Program and Budget, either Participant may elect to terminate the Business by giving sixty (60) days notice of termination to the other Participant.
     12.3 Withdrawal. Horizon shall be deemed to have withdrawn from the Business if it fails to complete its Initial Contributions as required by Subsection 5.1(b). Either Participant may withdraw from the Business by giving notice to the other Participant of the effective date of withdrawal, which shall be the later of the end of the then current Program Period or thirty (30) days after the date of the notice. Upon such withdrawal, the Business shall terminate, and the withdrawing Participant shall be deemed to have transferred to the remaining Participant all of its Participating Interest, including all of its interest in the Assets, without cost and free and clear of all Encumbrances arising by, through or under such withdrawing Participant, except those described in Paragraph 1.1 of Exhibit A and those to which both Participants have agreed. The withdrawing Participant shall execute and deliver all instruments as may be necessary in the reasonable judgment of the other Participant to effect the transfer of its interests in the Assets to the other Participant. If within a sixty (60) day period both Participants elect to withdraw, then the Business shall instead be deemed to have been terminated by the consent of the Participants pursuant to Section 12.1.
     12.4 Continuing Obligations and Environmental Liabilities. On termination of the Business under Sections 12.1, 12.2 or 12.3, each Participant shall remain liable for its respective share of liabilities to third persons (whether such arises before or after such withdrawal), including Environmental Liabilities and Continuing Obligations. The withdrawing Participant’s share of such liabilities shall be equal to its Participating Interest at the time such liability was incurred, after first taking into account any reduction, readjustment, and restoration of Participating Interests under Sections 6.3, 9.5, 9.6 and 10.5 (or, as to liabilities arising prior to the Effective Date, its initial Participating Interest).
     12.5 Disposition of Assets on Termination. Promptly after termination under Sections 12.1 or 12.2, the Manager shall take all action necessary to wind up the activities of the Business, in accordance with Exhibit C. All costs and expenses incurred in connection with the termination of the Business shall be expenses chargeable to the Business Account.

     12.6 Non-Compete Covenants. Neither a Participant that withdraws pursuant to Section 12.3, or is deemed to have withdrawn pursuant to Sections 5.2, 6.3 or 10.5, nor any Affiliate of such a Participant, shall directly or indirectly acquire any interest or right to explore or mine, or both, on any property any part of which is within the Area of Interest for twelve (12) months after the effective date of withdrawal. If a withdrawing Participant, or the Affiliate of a withdrawing Participant, breaches this Section 12.6, such Participant shall be obligated to offer to convey to the non-withdrawing Participant, without cost, any such property or interest so acquired (or ensure its Affiliate offers to convey the property or interest to the non-withdrawing Participant, if the acquiring party is the withdrawing Participant’s Affiliate). Such offer shall be made in writing and can be accepted by the non-withdrawing Participant at any time within ten (10) days after the offer is received by such non-withdrawing Participant. Failure of a Participant’s Affiliate to comply with this Section 12.6 shall be a breach by such Participant of this Agreement.
     12.7 Right to Data After Termination. After termination of the Business pursuant to Sections 12.1 or 12.2, each Participant shall be entitled to make copies of all applicable information acquired hereunder before the effective date of termination not previously furnished to it, but a terminating or withdrawing Participant shall not be entitled to any such copies after any other termination or withdrawal.
     12.8 Continuing Authority. On termination of the Business under Sections 12.1, 12.2 or 12.3 or the deemed withdrawal of either Participant pursuant to Sections 5.2 or 10.5, the Participant which was the Manager prior to such termination or withdrawal (or the other Participant in the event of a withdrawal by the Manager) shall have the power and authority to do all things on behalf of both Participants which are reasonably necessary or convenient to: (a) wind up Operations and (b) complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such termination or withdrawal, if the transaction or obligation arises out of Operations prior to such termination or withdrawal. The Manager shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of both Participants and the Business, encumber Assets, and take any other reasonable action in any matter with respect to which the former Participants continue to have, or appear or are alleged to have, a common interest or a common liability.

ARTICLE XIII
ACQUISITIONS WITHIN AREA OF INTEREST
     13.1 General. Any interest or right to acquire any interest in real property or water rights related thereto within the Area of Interest either acquired or proposed to be acquired during the term of this Agreement by or on behalf of either Participant (“Acquiring Participant”) or any Affiliate of such Participant shall be subject to the terms and provisions of this Agreement. Canyon and Horizon and their respective Affiliates for their separate account shall be free to acquire lands and interests in lands outside the Area of Interest and to locate mining claims outside the Area of Interest. Failure of any Affiliate of either Participant to comply with this Article XIII shall be a breach by such Participant of this Agreement.
     13.2 Notice to Non-Acquiring Participant. Within thirty (30) days after the acquisition or proposed acquisition, as the case may be, of any interest or the right to acquire any interest in real property or water rights wholly or partially within the Area of Interest (except real property acquired by the Manager pursuant to a Program), the Acquiring Participant shall notify the other Participant of such acquisition by it or its Affiliate; provided further that if the acquisition of any interest or right to acquire any interest pertains to real property or water rights partially within the Area of Interest, then all such real property (i.e., the part within the Area of Interest and the part outside the Area of Interest) shall be subject to this Article XIII. The Acquiring Participant’s notice shall describe in detail the acquisition, the acquiring party if that party is an Affiliate, the lands and minerals covered thereby, any water rights related thereto, the cost thereof, and the reasons why the Acquiring Participant believes that the acquisition (or proposed acquisition) of the interest is in the best interests of the Participants under this Agreement. In addition to such notice, the Acquiring Participant shall make any and all information concerning the relevant interest available for inspection by the other Participant.
     13.3 Option Exercised. Within forty-five (45) days after receiving the Acquiring Participant’s notice, the other Participant may notify the Acquiring Participant of its election to accept a proportionate interest in the acquired interest equal to its Participating Interest. Promptly upon such notice, the Acquiring Participant shall convey or cause its Affiliate to convey to the Participants, in proportion to their respective Participating Interests, by special warranty deed with title held as described in Section 3.4, all of the Acquiring Participant’s (or its Affiliate’s) interest in such acquired interest, free and clear of all Encumbrances arising by, through or under the Acquiring Participant (or its Affiliate) other than those to which both Participants have agreed. The acquired interests shall become a part of the Properties for all purposes of this Agreement immediately upon such notice. The other Participant shall promptly pay to the Acquiring Participant its proportionate share of the latter’s actual out-of-pocket acquisition costs.

     13.4 Option Not Exercised. If the other Participant does not give such notice within the forty-five (45) day period set forth in Section 13.3, it shall have no interest in the acquired interests, and the acquired interests shall not be a part of the Assets or continue to be subject to this Agreement.
ARTICLE XIV
ABANDONMENT AND SURRENDER OF PROPERTIES
     In accordance with Sections 7.2 and 8.2(i), unanimous consent of both Participants is required to authorize the Manager to surrender or abandon part or all of the Properties. If the Management Committee does not authorize such surrender or abandonment, the Participant that desires to surrender or abandon shall assign to the objecting Participant, by special warranty deed and without cost to the objecting Participant, all of the abandoning Participant’s interest in the Properties sought to be abandoned or surrendered, free and clear of all Encumbrances created by, through, or under the abandoning Participant other than those to which both Participants have agreed. Upon the assignment, such properties shall cease to be part of the Properties. The Participant that desires to abandon or surrender shall remain liable for its share (determined by its Participating Interest as of the date of such abandonment, after first taking into account any reduction, readjustment, and restoration of Participating Interests under Sections 6.3, 9.5, 9.6 and 10.5) of any liability with respect to such Properties, including, without limitation Continuing Obligations, Environmental Liabilities and Environmental Compliance, whether accruing before or after such abandonment, arising out of activities prior to the Effective Date and out of Operations conducted prior to the date of such abandonment, regardless of when any funds may be expended to satisfy such liability.
ARTICLE XV
SUPPLEMENTAL BUSINESS AGREEMENT
     15.1 Supplemental Business Agreement. At any time during the term of this Agreement, the Management Committee may determine by unanimous vote of both Participants after Horizon’s Initial Contribution obligations have been fully satisfied that it is appropriate to segregate the Area of Interest into areas subject to separate Programs and Budgets for purposes of conducting further Exploration, Pre-Feasibility or Feasibility Studies, Development, or Mining. At such time, the Management Committee shall designate which portion of the Properties will comprise an area of interest under a separate business arrangement (“Supplemental Business”), and the Participants shall enter into a new agreement (“Supplemental Business Agreement”) for the purpose of further exploring, analyzing, developing, and mining such portion of the Properties. The Supplemental Business Agreement shall be in substantially the same form as this Agreement, with the Participants agreeing to new Capital and Equity Accounts. Upon its execution, the Supplemental Business Agreement shall govern the Properties covered by the Supplemental Business Agreement.
     15.2 Subdivided Area of Interest. Following the completion and delivery of any Pre-Feasibility Study or Feasibility Study, if one Participant desires to proceed with further Studies or Development and the other Participant does not, the Participants agree to take the actions necessary to subdivide or otherwise carve-out the Area of Interest and Business and enter into a Supplemental Business Agreement that will govern the new Supplemental Business in accordance with Section 15.1. Upon the effective date of the Supplemental Business Agreement, the Participants’ initial Participating Interests in the Supplemental Business shall be equal to their then current respective Participating Interests under this Agreement. However, the Participants’ respective Participating Interests shall be recalculated as a Participant contributes a lesser amount than in proportion to its respective Participating Interest consistent with the dilution and Account recalculation mechanisms described in Subsections 9.5(b) and (c). Until such time as a Reduced Participant’s Recalculated Participating Interest drops to less than fifteen percent (15%) and is converted to a Production Royalty in accordance with Section 6.3, a Reduced Participant may take actions to restore its diluted Participating Interest, but only in accordance with Subsection 9.5(d).
ARTICLE XVI
TRANSFER OF INTEREST; PREEMPTIVE RIGHT
     16.1 General. A Participant shall have the right to Transfer to a third party an interest in its Participating Interest, including an interest in this Agreement or the Assets, solely as provided in this Article XVI.
     16.2 Limitations on Free Transferability. Any Transfer by either Participant under Section 16.1 shall be subject to the following limitations:
          (a) Neither Participant shall Transfer any interest in this Agreement or the Assets (including, but not limited to, any royalty, profits, or other interest in the Products) except in conjunction with the Transfer of part or all of its Participating Interest;
          (b) No transferee of all or any part of a Participant’s Participating Interest shall have the rights of a Participant unless and until the transferring Participant has provided to the other Participant notice of the Transfer, and, except as provided in Subsections 16.2(g) and 16.2(h), the transferee, as of the effective date of the Transfer, has committed in writing to assume and be bound by this Agreement to the same extent as the transferring Participant;

          (c) Neither Participant, without the consent of the other Participant, shall make a Transfer that shall violate any Law, or result in the cancellation of any permits, licenses, or other similar authorization;
          (d) No Transfer permitted by this Article XVI shall relieve the transferring Participant of its share of any liability, whether accruing before or after such Transfer, which arises out of Operations conducted prior to such Transfer or exists on the Effective Date;
          (e) [Intentionally Omitted]
          (f) In the event of a Transfer of less than all of a Participating Interest, the transferring Participant and its transferee shall act and be treated as one Participant by notifying the non-transferring Participant of their designated Agent to act on their behalf with respect to all matters pertaining to this Agreement and the Business. The transferring Participant and its transferee may change the Agent (but such replacement must be one of them) by giving notice to the other Participant. Such notices must conform to Subsection 16.2(f)(ii).
          (g) If the Transfer is the grant of an Encumbrance in a Participating Interest to secure a loan or other indebtedness of either Participant in a bona fide transaction, other than a transaction approved unanimously by the Management Committee or Project Financing approved by the Management Committee, such Encumbrance shall be granted only in connection with such Participant’s financing payment or performance of that Participant’s obligations under this Agreement and shall be subject to the terms of this Agreement and the rights and interests of the other Participant hereunder (including without limitation under Section 6.7). Any such Encumbrance shall be further subject to the condition that the holder of such Encumbrance (“Chargee”) first enter into a written agreement with the other Participant in form satisfactory to the other Participant, acting reasonably, binding upon the Chargee, to the effect that:
               (i) the Chargee shall not enter into possession or institute any proceedings for foreclosure or partition of the encumbering Participant’s Participating Interest and that such Encumbrance shall be subject to the provisions of this Agreement;
               (ii) the Chargee’s remedies under the Encumbrance shall be limited to the sale of the whole (but only of the whole) of the encumbering Participant’s Participating Interest to the other Participant, or, failing such a sale, at a public auction to be held at least ten (10) days after prior notice to the other Participant, such sale to be subject to the purchaser entering into a written agreement with the other Participant whereby such purchaser assumes all obligations of the encumbering Participant under the terms of this Agreement. The price of any preemptive sale to the other Participant shall be the remaining principal amount of the loan plus accrued interest and related expenses, and such preemptive sale shall occur within sixty (60) days of the Chargee’s notice to the other Participant of its intent to sell the encumbering Participant’s Participating Interest. Failure of a sale to the other Participant to close by the end of such period, unless failure is caused by the encumbering Participant or by the Chargee, shall permit the Chargee to sell the encumbering Participant’s Participating Interest at a public sale; and
               (iii) the charge shall be subordinate to any then-existing debt, including Project Financing previously approved by the Management Committee, encumbering the transferring Participant’s Participating Interest;
          (h) If a sale or other commitment or disposition of Products or proceeds from the sale of Products by either Participant upon distribution to it pursuant to Article XI creates in a third party a security interest by Encumbrance in Products or proceeds therefrom prior to such distribution, such sales, commitment or disposition shall be subject to the terms and conditions of this Agreement including, without limitation, Section 6.7.
     16.3 Preemptive Right. Any Transfer by either Participant under Section 16.1 and any Transfer by an Affiliate of Control of either Participant shall be subject to a preemptive right of the other Participant as described below.
          (a) If either Participant intends to Transfer all or any part of its Participating Interest, or an Affiliate of either Participant intends to Transfer Control of such Participant (“Transferring Entity”), such Participant shall promptly notify the other Participant of such intent. The notice shall state the price and all other pertinent terms and conditions of the intended Transfer, and shall be accompanied by a copy of the offer or the contract for sale. If the consideration for the intended transfer is, in whole or in part, other than monetary, the notice shall describe such consideration and its monetary equivalent (based upon the fair market value of the non-monetary consideration and stated in terms of cash or currency).
          (b) The other Participant shall have ninety (90) days from the date such notice is received to notify the Transferring Entity whether it elects to acquire the offered interest at the same price (or its monetary equivalent in cash or currency) and on the same terms and conditions as set forth in the notice. If it does so elect, the acquisition by the other Participant shall be consummated promptly after notice of such election is delivered.
          (c) If the other Participant fails to so elect within the period provided for above, the Transferring Entity shall have one hundred eighty (180) days following the expiration of such period to consummate the Transfer to the third party at a price and on terms no less favorable to the Transferring Entity than those offered. If the Transferring

Entity fails to consummate the Transfer to a third party within the period set forth above, the preemptive right of the other Participant in such offered interest shall be deemed to be revived. Any subsequent proposal to Transfer such interest shall be conducted in accordance with all of the procedures set forth in this Subsection.
          (d) These procedures shall not apply to the following:
               (i) Transfer by either Participant of all or any part of its Participating Interest to an Affiliate; pursuant to an incorporation, or corporate consolidation or reorganization of a Participant by which the surviving entity shall possess substantially all of the stock or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of that Participant; or corporate merger or amalgamation by which the surviving entity or amalgamated company shall possess all of the stock or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of that Participant.
               (ii) Subject to Subsection 16.2(g) of the Agreement, the grant by either Participant of a security interest in its Participating Interest by Encumbrance.
               (iii) the creation by any Affiliate of either Participant of an Encumbrance affecting its Control of such Participant.
               (iv) a sale or other commitment or disposition of Products or proceeds from sale of Products by either Participant upon distribution to it pursuant to Article XI of the Agreement.
          (e) Failure of a Participant’s Affiliate to comply with this Article XVI shall be a breach by such Participant of this Agreement.
ARTICLE XVII
DISPUTES
     17.1 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado, without regard for any conflict of laws or choice of laws principles that would permit or require the application of the laws of any other jurisdiction.
     17.2 Venue. The Participants agree that the location for any arbitration proceeding shall be Golden, Colorado.
     17.3 Alternative Dispute Resolution. The Participants prefer to attempt to settle and resolve any controversy or claim relating to this Agreement informally through good faith face to face negotiations between executive representatives of each Participant having the authority to settle. The Participants’ representatives agree to meet within sixty (60) days of a Participant’s written notice to the other of a dispute requiring resolution. If the Participants have not reached a mutually agreeable resolution to such dispute within thirty (30) days of the meeting, either Participant may seek resolution via binding arbitration pursuant to the American Arbitration Association rules of arbitration.
     17.4 Fees and Costs. All disputes arising under or in connection with this Agreement which cannot be resolved by agreement between the Participants shall be resolved in accordance with applicable Law. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or substantially prevailing Participant shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.
ARTICLE XVIII
CONFIDENTIALITY, OWNERSHIP, USE AND DISCLOSURE OF INFORMATION
     18.1 Business Information. All Business Information shall be owned jointly by the Participants as their Participating Interests are determined pursuant to this Agreement. Except as provided in Sections 18.3 and 18.4, or with the prior written consent of the other Participant, each Participant shall keep confidential and not disclose to any third party or the public any portion of the Business Information that constitutes Confidential Information.
     18.2 Participant Information. In performing its obligations under this Agreement, neither Participant shall be obligated to disclose any Participant Information. If a Participant elects to disclose Participant Information in performing its obligations under this Agreement, such Participant Information, together with all improvements, enhancements, refinements and incremental additions to such Participant Information that are developed, conceived, originated or obtained by either Participant in performing its obligations under this Agreement (“Enhancements”), shall be owned exclusively by the Participant that originally developed, conceived, originated or obtained such Participant Information. Each Participant may use and enjoy the benefits of such Participant Information and Enhancements in the conduct of the Business hereunder, but the Participant that did not originally develop, conceive, originate or obtain such Participant Information may not use such Participant Information and Enhancements for any other purpose. Except as provided in Section 18.4, or with the prior written consent of the other Participant, which consent may be withheld in such Participant’s sole discretion, each Participant shall keep confidential and not disclose to any third party or the public any portion of Participant Information and Enhancements owned by the other Participant that constitutes Confidential Information.
     18.3 Permitted Disclosure of Confidential Business Information. Either Participant may disclose Business Information that is Confidential Information: (a) to a Participant’s officers, directors, partners, members, employees, Affiliates, shareholders, agents, attorneys, accountants, consultants, contractors, subcontractors or advisors, for the sole purpose of such Participant’s performance of its obligations under this Agreement; (b) to any bona fide potential transferee to whom the disclosing Participant contemplates a Transfer of all or any part of its Participating Interest, for the sole purpose of evaluating the proposed Transfer; (c) to any actual or potential lender, underwriter or investor for the sole purpose of evaluating whether to make a loan to or investment in the disclosing Participant; or (d) to a third party with whom the disclosing Participant contemplates any independent business activity or operation.
          The Participant disclosing Confidential Information pursuant to this Section 18.3, shall disclose such Confidential Information to only those parties who have a bona fide need to have access to such Confidential Information for the purpose for which disclosure to such parties is permitted under this Section 18.3 and who have agreed in writing supplied to, and enforceable by, the other Participant to protect the Confidential Information from further disclosure, to use such Confidential Information solely for such purpose and to otherwise be bound by the provisions of this Article XVIII. Such writing shall not preclude parties described in Subsection 18.3(b) from discussing and completing a Transfer with the other Participant. The Participant disclosing Confidential Information shall be responsible and liable for any use or disclosure of the Confidential Information by such parties in violation of this Agreement and such other writing.
     18.4 Disclosure Required By Law. Notwithstanding anything contained in this Article XVIII, a Participant may disclose any Confidential Information if, in the opinion of the disclosing Participant’s legal counsel: (a) such disclosure is legally required to be made in a judicial, administrative or governmental proceeding pursuant to a valid subpoena or other applicable order; or (b) such disclosure is legally required to be made pursuant to the rules or regulations of a stock exchange or similar trading market applicable to the disclosing Participant.
          Prior to any disclosure of Confidential Information under this Section 18.4, the disclosing Participant shall give the other Participant at least ten (10) days prior written notice (unless less time is required by such rules, regulations or proceeding) and, in making such disclosure, the disclosing Participant shall disclose only that portion of Confidential Information required to be disclosed and shall take all reasonable steps to preserve the confidentiality thereof, including, without limitation, obtaining protective orders and supporting the other Participant in intervention in any such proceeding.

     18.5 Public Announcements. Prior to making or issuing any press release or other public announcement or disclosure of Business Information that is not Confidential Information, a Participant shall first consult with the other Participant as to the content and timing of such announcement or disclosure, unless in the good faith judgment of such Participant, there is not sufficient time to consult with the other Participant before such announcement or disclosure must be made under applicable Laws; but in such event, the disclosing Participant shall notify the other Participant, as soon as possible, of the pendency of such announcement or disclosure, and it shall notify the other Participant before such announcement or disclosure is made if at all reasonably possible. Any press release or other public announcement or disclosure to be issued by either Participant relating to this Business shall also identify the other Participant.
ARTICLE XIX
GENERAL PROVISIONS
     19.1 Notices. All notices, payments and other required or permitted communications (“Notices”) to either Participant shall be in writing, and shall be addressed respectively as follows:

If to Canyon:	14142 Denver West Parkway
Suite 250
Golden, CO 80401
Attention:	James K. B. Hesketh
Telephone:	(303) 278-8464
Facsimile:	(303) 279-3772

With a Copy to:	Bruce C. Kirchhoff
Carver Kirchhoff Schwarz
McNab & Bailey, LLC
Hudson’s Bay Centre
1600 Stout Street, Suite 1700
Denver, Colorado 80202
Telephone:	(303) 531-6482
Facsimile:	(303) 592-7680

If to Horizon:	2221 East Street
Suite 200
Golden, CO 80401
Attention:	William R. Wilson
Telephone:	(303) 422-7803
Facsimile:	(303) 940-9572

With a Copy to:	Paul C. Jones
2221 East Street, Suite 200
Golden CO 80401
Telephone:	(303) 277-1222
Facsimile:	(303) 277-0006
          All Notices shall be given (a) by personal delivery to the Participant, (b) by electronic communication, capable of producing a printed transmission, (c) by registered or certified mail return receipt requested; or (d) by overnight or other express courier service. All Notices shall be effective and shall be deemed given on the date of receipt at the principal address if received during normal business hours, and, if not received during normal business hours, on the next business day following receipt, or if by electronic communication, on the date of such communication. Either Participant may change its address by Notice to the other Participant.
     19.2 Gender. The singular shall include the plural, and the plural the singular wherever the context so requires, and the masculine, the feminine, and the neuter genders shall be mutually inclusive.
     19.3 Currency. All references to “dollars” or “$” herein shall mean lawful currency of the United States of America.
     19.4 Headings. The subject headings of the Sections and Subsections of this Agreement and the Paragraphs and Subparagraphs of the Exhibits to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.
     19.5 Waiver. The failure of either Participant to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit such Participant’s right thereafter to enforce any provision or exercise any right.
     19.6 Modification. No modification of this Agreement shall be valid unless made in writing and duly executed by both Participants.

     19.7 Force Majeure. Except for the obligation to make payments when due hereunder, the obligations of a Participant shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labor disputes (however arising and whether or not employee demands are reasonable or within the power of the Participant to grant); acts of God; Laws, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws; action or inaction by any federal, state or local agency that delays or prevents the issuance or granting of any approval or authorization required to conduct Operations beyond the reasonable expectations of the Participant seeking the approval or authorization; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors’ or subcontractors’ shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; actions by native rights groups, environmental groups, or other similar special interest groups; or any other cause whether similar or dissimilar to the foregoing. The affected Participant shall promptly give notice to the other Participant of the suspension of performance, stating therein the nature of the suspension, the reasons therefore, and the expected duration thereof. The affected Participant shall resume performance as soon as reasonably possible. During the period of suspension the obligations of both Participants to advance funds pursuant to Section 10.2 shall be reduced to levels consistent with then current Operations.
     19.8 Rule Against Perpetuities. The Participants do not intend that there shall be any violation of the Rule Against Perpetuities, the Rule Against Unreasonable Restraints on the Alienation of Property, or any similar rule. Accordingly, if any right or option to acquire any interest in the Properties, in a Participating Interest, in the Assets, or in any real property exists under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules. If, however, any such violation should inadvertently occur, the Participants hereby agree that a court shall reform that provision in such a way as to approximate most closely the intent of the Participants within the limits permissible under such rules.
     19.9 Further Assurances. Each of the Participants shall take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement or as may be reasonably required by lenders in connection with Project Financing.

     19.10 Entire Agreement; Successors and Assigns. This Agreement contains the entire understanding of the Participants and supersedes all prior agreements and understandings between the Participants relating to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Participants.
     19.11 Memorandum. At the request of either Participant, a Memorandum or short form of this Agreement, or a Financing Statement(s) (to which copies of the Memorandum or short form of this Agreement shall be attached) shall be prepared by the Manager, executed and acknowledged by both Participants, and delivered to the Manager for recording and filing in those appropriate recording districts and Uniform Commercial Code filing offices as may be necessary to provide constructive notice of this Agreement and the rights and obligations of the Participants hereunder. The Manager shall record and file in the proper recording districts, county recording offices and Uniform Commercial Code filing offices, all such documents delivered to it by the Participants. Unless both Participants agree, this Agreement shall not be recorded.
     19.12 Counterparts. This Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of both Participants be contained on any counterpart. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.
Canyon
     By       /s/ James K. B. Hesketh
                     James K. B. Hesketh
     Its            President
Horizon
     By       /s/ Paul C. Jones
                     Paul C. Jones
     Its            Executive Vice President and Chief Operating Officer

EXHIBIT A
To
CONVERSE URANIUM PROJECT
EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT
By And Between
Canyon Resources Corporation
And
New Horizon Uranium Corporation
ASSETS AND AREA OF INTEREST
1.1	PROPERTIES AND TITLE EXCEPTIONS
List of Mining Claims and Leases
     CONVERSE PROJECT

	BLM
CLAIMS	WMC #	WIDTH	LENGTH	AREA	ACRES
Scott Ranch Area
BC-1	WMC 268577	50	1,450	72,500	1.66	1
BC-2	WMC 268578	50	1,450	72,500	1.66	2
BC-3	WMC 268579	600	1,450	870,000	19.97	3
BC-4	WMC 268580	600	1,450	870,000	19.97	4
BC-5	WMC 268581	600	1,450	870,000	19.97	5
BC-6	WMC 268582	600	1,450	870,000	19.97	6
BC-7	WMC 268583	600	1,450	870,000	19.97	7
BC-8	WMC 268584	600	1,450	870,000	19.97	8
BC-9	WMC 268585	600	1,450	870,000	19.97	9
BC-10	WMC 268586	600	1,450	870,000	19.97	10
BC-11	WMC 268587	600	1,450	870,000	19.97	11
BC-12	WMC 268588	600	1,450	870,000	19.97	12
BC-13	WMC 268589	600	1,450	870,000	19.97	13
BC-14	WMC 268590	600	1,450	870,000	19.97	14
BC-15	WMC 268591	600	1,450	870,000	19.97	15
BC-16	WMC 268592	600	1,450	870,000	19.97	16
BC-17	WMC 268593	600	1,450	870,000	19.97	17
BC-18	WMC 268594	600	1,450	870,000	19.97	18
BC-19	WMC 268595	600	1,450	870,000	19.97	19
BC-20	WMC 268596	600	1,450	870,000	19.97	20
BC-21	WMC 268597	600	1,360	816,000	18.73	21
EXHIBIT A

	BLM
CLAIMS	WMC #	WIDTH	LENGTH	AREA	ACRES
BC-22	WMC 268598	600	1,360	816,000	18.73	22
BC-23	WMC 268599	600	1,360	816,000	18.73	23
BC-24	WMC 268600	600	1,360	816,000	18.73	24
BC-25	WMC 268601	600	1,360	816,000	18.73	25
BC-26	WMC 268602	600	1,360	816,000	18.73	26
BC-27	WMC 268603	600	1,360	816,000	18.73	27
BC-28	WMC 268604	600	1,360	816,000	18.73	28
BC-29	WMC 268605	600	1,360	816,000	18.73	29
BC-30	WMC 268606	600	1,360	816,000	18.73	30
BC-31	WMC 268607	600	1,360	816,000	18.73	31
BC-32	WMC 268608	600	1,360	816,000	18.73	32
BC-33	WMC 268609	380	1,360	516,800	11.86	33
BC-34	WMC 268610	600	1,360	816,000	18.73	34
BC-35	WMC 268611	600	1,430	858,000	19.70	35
BC-36	WMC 268612	600	1,430	858,000	19.70	36
BC-37	WMC 268613	600	1,430	858,000	19.70	37
BC-38	WMC 268614	600	1,430	858,000	19.70	38
BC-39	WMC 268615	600	1,430	858,000	19.70	39
BC-40	WMC 268616	600	1,430	858,000	19.70	40
BC-41	WMC 268617	600	1,430	858,000	19.70	41
BC-42	WMC 268618	600	1,430	858,000	19.70	42
BC-43	WMC 268619	600	1,430	858,000	19.70	43
BC-44	WMC 268620	600	1,430	858,000	19.70	44
BC-45	WMC 268621	600	1,430	858,000	19.70	45
BC-46	WMC 268622	600	1,430	858,000	19.70	46
BC-47	WMC 268623	600	1,430	858,000	19.70	47
BC-48	WMC 268624	600	1,430	858,000	19.70	48
BC-49	WMC 268625	600	1,360	816,000	18.73	49
BC-50	WMC 268626	600	1,360	816,000	18.73	50
BC-51	WMC 268627	600	1,360	816,000	18.73	51
BC-52	WMC 268628	600	1,360	816,000	18.73	52
BC-53	WMC 268629	600	1,360	816,000	18.73	53
BC-54	WMC 268630	600	1,360	816,000	18.73	54
BC-55	WMC 268631	600	1,360	816,000	18.73	55
BC-56	WMC 268632	600	1,360	816,000	18.73	56
BC-57	WMC 268633	520	1,360	707,200	16.24	57
BC-58	WMC 268634	600	1,360	816,000	18.73	58
BC-59	WMC 268635	520	1,360	707,200	16.24	59
BC-61	WMC 268636	600	1,500	900,000	20.66	60
BC-62	WMC 268637	600	1,500	900,000	20.66	61
BC-63	WMC 268638	600	1,500	900,000	20.66	62
BC-64	WMC 268639	600	1,500	900,000	20.66	63
BC-65	WMC 268640	600	1,500	900,000	20.66	64
BC-66	WMC 268641	600	1,500	900,000	20.66	65
BC-67	WMC 268642	600	1,500	900,000	20.66	66
BC-68	WMC 268643	600	1,500	900,000	20.66	67
BC-69	WMC 268644	600	1,500	900,000	20.66	68
EXHIBIT A

	BLM
CLAIMS	WMC #	WIDTH	LENGTH	AREA	ACRES
BC-70	WMC 268645	600	1,500	900,000	20.66	69
BC-71	WMC 268646	600	1,320	792,000	18.18	70
BC-72	WMC 268647	600	1,320	792,000	18.18	71
BC-73	WMC 268648	600	1,320	792,000	18.18	72
BC-74	WMC 268649	600	1,320	792,000	18.18	73
BC-75	WMC 268650	390	1,320	514,800	11.82	74
BC-76	WMC 268651	150	1,500	225,000	5.17	75
BC-77	WMC 268652	600	1,500	900,000	20.66	76
BC-78	WMC 268653	600	1,500	900,000	20.66	77
BC-79	WMC 268654	600	1,500	900,000	20.66	78
BC-80	WMC 268655	600	1,500	900,000	20.66	79
BC-81	WMC 268656	600	1,500	900,000	20.66	80
BC-82	WMC 268657	600	1,500	900,000	20.66	81
BC-83	WMC 268658	600	1,500	900,000	20.66	82
BC-84	WMC 268659	600	1,500	900,000	20.66	83
BC-85	WMC 268660	600	1,500	900,000	20.66	84
BC-86	WMC 268661	600	1,500	900,000	20.66	85
BC-87	WMC 268662	160	1,500	240,000	5.51	86
BC-88	WMC 268663	160	1,500	240,000	5.51	87
BC-89	WMC 268664	600	1,500	900,000	20.66	88
BC-90	WMC 268665	600	1,500	900,000	20.66	89
BC-91	WMC 268666	83	1,200	99,600	2.29	90
BC-92	WMC 268667	83	1,350	112,050	2.57	91
				Acres	1655.18
S. Douglas Area
SD-9	WMC 268767	600	1,320	792,000	18.18	1
SD-10	WMC 268768	600	1,370	822,000	18.87	2
SD-11	WMC 268769	600	1,320	792,000	18.18	3
SD-12	WMC 268770	600	1,370	822,000	18.87	4
SD-13	WMC 268771	600	1,320	792,000	18.18	5
SD-14	WMC 268772	600	1,370	822,000	18.87	6
SD-15	WMC 268773	600	1,320	792,000	18.18	7
SD-16	WMC 268774	600	1,370	822,000	18.87	8
SD-17	WMC 268775	600	1,320	792,000	18.18	9
SD-18	WMC 268776	600	1,370	822,000	18.87	10
SD-19	WMC 268777	600	1,320	792,000	18.18	11
SD-20	WMC 268778	600	1,370	822,000	18.87	12
SD-21	WMC 268779	600	1,320	792,000	18.18	13
SD-22	WMC 268780	600	1,370	822,000	18.87	14
SD-23	WMC 268781	600	1,320	792,000	18.18	15
SD-24	WMC 268782	600	1,370	822,000	18.87	16
SD-25	WMC 268783	400	1,320	528,000	12.12	17
SD-26	WMC 268784	400	1,370	548,000	12.58	18
SD-27	WMC 268785	600	1,320	792,000	18.18	19
SD-28	WMC 268786	600	1,320	792,000	18.18	20
SD-29	WMC 268787	220	1,320	290,400	6.67	21
SD-30	WMC 268788	150	1,500	225,000	5.17	22
EXHIBIT A

	BLM
CLAIMS	WMC #	WIDTH	LENGTH	AREA	ACRES
SD-31	WMC 268789	600	1,500	900,000	20.66	23
SD-32	WMC 268790	600	1,500	900,000	20.66	24
SD-33	WMC 268791	600	1,500	900,000	20.66	25
SD-34	WMC 268792	600	1,500	900,000	20.66	26
SD-35	WMC 268793	600	1,500	900,000	20.66	27
SD-36	WMC 268794	600	1,500	900,000	20.66	28
SD-37	WMC 268795	600	1,500	900,000	20.66	29
SD-38	WMC 268796	600	1,500	900,000	20.66	30
SD-39	WMC 268797	600	1,500	900,000	20.66	31
SD-40	WMC 268798	600	1,500	900,000	20.66	32
SD-41	WMC 268799	350	1,500	525,000	12.05	33
SD-42	WMC 268800	350	1,500	525,000	12.05	34
SD-45	WMC 268801	600	1,500	900,000	20.66	35
SD-46	WMC 268802	600	1,500	900,000	20.66	36
SD-47	WMC 268803	600	1,500	900,000	20.66	37
SD-48	WMC 268804	600	1,500	900,000	20.66	38
SD-49	WMC 268805	300	1,500	450,000	10.33	39
SD-57	WMC 268806	600	1,445	867,000	19.90	40
SD-59	WMC 268807	600	1,445	867,000	19.90	41
SD-60	WMC 268808	600	1,200	720,000	16.53	42
SD-62	WMC 268809	600	1,200	720,000	16.53	43
SD-100	WMC 268810	600	1,395	837,000	19.21	44
SD-101	WMC 268811	600	1,395	837,000	19.21	45
				Acres	804.30
Shawnee Area
SH-1	WMC 268668	600	1,400	840,000	19.28	1
SH-2	WMC 268669	600	1,400	840,000	19.28	2
SH-3	WMC 268670	600	1,400	840,000	19.28	3
SH-4	WMC 268671	600	1,400	840,000	19.28	4
SH-5	WMC 268672	600	1,400	840,000	19.28	5
SH-6	WMC 268673	600	1,400	840,000	19.28	6
SH-7	WMC 268674	460	1,400	644,000	14.78	7
SH-8	WMC 268675	600	1,400	840,000	19.28	8
SH-9	WMC 268676	600	1,400	840,000	19.28	9
SH-10	WMC 268677	600	1,400	840,000	19.28	10
SH-11	WMC 268678	600	1,400	840,000	19.28	11
SH-12	WMC 268679	600	1,400	840,000	19.28	12
SH-13	WMC 268680	600	1,400	840,000	19.28	13
SH-14	WMC 268681	600	1,400	840,000	19.28	14
SH-15	WMC 268682	600	1,400	840,000	19.28	15
SH-16	WMC 268683	600	1,400	840,000	19.28	16
SH-17	WMC 268684	600	1,400	840,000	19.28	17
SH-18	WMC 268685	600	1,400	840,000	19.28	18
SH-19	WMC 268686	600	1,400	840,000	19.28	19
SH-20	WMC 268687	460	1,400	644,000	14.78	20
SH-21	WMC 268688	460	1,400	644,000	14.78	21
EXHIBIT A

	BLM
CLAIMS	WMC #	WIDTH	LENGTH	AREA	ACRES
SH-25	WMC 268689	600	1,500	900,000	20.66	22
SH-26	WMC 268690	600	1,500	900,000	20.66	23
SH-27	WMC 268691	600	1,500	900,000	20.66	24
SH-28	WMC 268692	600	1,500	900,000	20.66	25
SH-29	WMC 268693	440	1,500	660,000	15.15	26
SH-30	WMC 268694	600	1,500	900,000	20.66	27
SH-31	WMC 268695	600	1,500	900,000	20.66	28
SH-32	WMC 268696	270	1,500	405,000	9.30	29
SH-33	WMC 268697	600	1,500	900,000	20.66	30
SH-34	WMC 268698	600	1,500	900,000	20.66	31
SH-35	WMC 268699	300	1,500	450,000	10.33	32

				Acres	591.53
					3,051.0
			TOTAL ACRES		1
AGREEMENTS
South Douglas Prospect
1.	Surface Use Agreement dated 7/7/2005 with Fellows, Tim & Lori for 72.66 acres in Township 32N, Range 71W, Sections 19 and 20.

2.	Surface Use Agreement dated 7/8/2005 with Arnbrister, Tom & Mary E. for 19.35 acres in Township 32N, Range 71W, Section 19.

3.	Surface Use Agreement dated 7/15/2005 with Philbrick Ranch, L.L.C. for 350.14 acres in Township 32N, Range 71W, Sections 31 and 32.
Scott Ranch Prospect
1.	Surface Use Agreement dated 7/13/2005 with Johnson, Sam & Robin for 36 acres in Township 32N, Range 70W, Section 19.

2.	Surface Use Agreement dated 7/27/2005 with Markwardt, David & Lois for 55.92 in Township 32N, Range 70W, Section 19.

3.	Surface Use Agreement dated 10/11/2005 with Scott Ranches, L.L.C. for 1,280 acres in Township 32N, Range 70W, Sections 19-21 and 30.
1.2	PERSONAL PROPERTY
Index of Converse Project Files
Canyon Resources Corporation
Converse County,Wyoming
Prepared November 18, 2005 by Steven R. Davis
REPORTS/PUBLICATIONS
Bauer, J. et. al., 1982, Shawnee Project, Converse County, Wyoming — Results of the 1981 Drilling Campaign (Elf Aquitaine), Cross-Sections. Binder w/o index contains plate 8 through 16 (9)
EXHIBIT A

of cross-sections on program drill holes.
Bauer J. et. al., 1982, Shawnee Project, Converse County, Wyoming — Results of the 1981 Drilling Campaign (Elf Aquitaine), Maps. Binder w/o index contains six folded maps (plates 1-6) of geology, land status, drill hole locations and structural contour maps on geologic horizons (3).
Bauer, J., Marcus, Donald L., 1982, Results of 1982 Shawnee Exploration Program (Elf Aquitaine), 30 pages text, four section Appendix (A – D), and “Plates and Figures” — including Figures 1-8 and Plates Ia, II through VII (Roman) and Plate 7.
Bauer, J., 1981, Greater Shawnee Project (Morton Ranch Area), Converse County, Wyoming; Results of the 1981 Drilling Campaign (Elf Aquitaine Mining Corporation — Canyon Resources Joint Venture). Includes 4 figures and two plates, plus a number of drill hole radiometric logs (oil/gas and uranium drill holes). Two Copies.
Canyon Resources, et. al., March 1981, Shawnee Uranium Project, Southern Powder River Basin, Wyoming. 39 pages, includes 12 figures and 3 appendices (5 copies).
Canyon Resources, et. al., October 1983, Shawnee Uranium Project Summary Report, Converse County, Wyoming, 18 pages (includes14figures).
Collings, Stephen P., Knode, Ralph H., 1982, Crow Butte Uranium Project (Deposit), Wyoming Fuel Company. 10 pages, including 3 figures. (kept inside First Exploration Company 1982 Annual Report.)
Denson, N.M., Horn, G.H., 1976, Geologic and Structure Map of the Southern Part of the Powder River Basin, Converse, Niobrara and Natrona Counties, Wyoming. 1:125,000, USGS Miscellaneous Investigations Series Map I-877 (2 sheets).
First Exploration Company, 1982 Annual Report, 9 pages plus Appendix of NUEXCO Monthly Report on the Nuclear Fuel Market #175, March 1983.
Mueller, Joseph W., 1976, Geology and Ore Controls of Uranium Deposits in Oligocene and Miocene Sediments, Northern Hartville Uplift, Wyoming, Masters Thesis, Colorado School of Mines
Love, J.D., Christiansen, Ann Coe, Sever, C.K., 1978, Preliminary Geological Map of the Torrington 1º x 2º Quadrangle, 1:250,000, USGS Open File Report 78-535
EXHIBIT A

Love, J.D., Christiansen, Ann Coe, Sever, C.K., 1980, The Torrington 1º x 2º Quadrangle, Southeastern Wyoming and Western Nebraska, 1:250,000, USGS Miscellaneous Field Studies Map MF-1184.
Mueller, Joseph W., 1976, Geology and Ore Controls of Uranium Deposits in Oligocene and Miocene Sediments, Northern Hartville Uplift, Wyoming, Masters Thesis, Colorado School of Mines.
MAP FILES
Sabine GT Map File, 1978-1981, Land Status Map, Correspondence, Joint Venture Proposal and three GT maps for the A, B &C Sands (horizons) at 1” = 1,000’.
Oil Well Data, Converse Project map file. Has five (?) oil well logs (copies), two maps and eight pages of hand written research notes regarding oil/gas wells in the project area.
Aquitaine Mining, Converse Project map file (some correspondence included). Isopach map of Shawnee Project Tertiary sediments (1” = 2mi ±), Thickness (Isopach) main basal sand interval (Chadron Sand), White River fm, Shawnee Project 1” = 2,000’. Table of Shawnee Project 1981 drilling, 5 pages, and map of greater project area (Shawnee) with the area of properties held/subject to the agreement. Five pages handwritten notes.
Analytical Results, Converse Project (not a map file). Bondar-Clegg results on what appears to be water samples only (results in ppb), two pages 35 sample results (three copies of the second page).
High Plains Uranium, Converse Project (file). A three-page summary of the company’s management and directors with a “Strategy Statement.” A 19 page Power Point presentation w/cover letter — sent to Gary Huber by Ted Wilton (May 18, 2005).
Shawnee Report 10/1983, Converse Project. A loose (unbound) copy of the Canyon Resources Corporation Summary Report on the Shawnee Project, dated October, 1983.
BLM Land Maps, Converse Project. Folded 1:100,000 scale standard (feet) and metric maps of the Douglas, Wyoming 30’ x 60’ quadrangle (std. 1995, metric 1981), one copy of each. Includes a four piece Xerox mosaic of the project area of this map, and two 8 1/2” x 11” copies of immediate Douglas (Sabine) and Shawnee areas.
Shawnee Report 03/01/1981, Converse Project. A clipped, but unbound copy of the Canyon Resources Corporation report on the
EXHIBIT A

Shawnee Uranium Project, dated March 1, 1981.
Topographic Maps file, Converse Project. Includes eight 7 1/2” USGS Topographic maps from in or near the area of the Converse Project (two are partial/cutoff, individual names of maps not noted).
Miscellaneous Maps, Converse Project (Folder). Niobrara County Map, 1953, (1:63,360) w/oil/gas well pre-Tertiary or TD rock type noted by stickers and hand notes; Niobrara County Map, 1953, (1:63,360) w/hand drawn geology in area 2 to 13 miles south of the small village of Redbird; Subcrop map of Northern Hartville Uplift, Converse and Niobrara Counties, Wyoming, 1/15/1975, Geology by J. Mueller; Geology of Northern Hartville Uplift, Converse and Niobrara Counties, Wyoming, 01/15/1975, Modified after Denson (1972) by J. Mueller. Plate 10A. — Contours on the Base of the Pre-Oligocene Surface and Pre-Oligocene Geologic Map, Compiled by David L. Macke and Norman M. Denson, USGS.
Sabine Maps, Converse Project (Folder), Eight detailed maps and a number of drill logs (examined very briefly, no details).
Converse Project Map File, Earth Sciences Corporation, Several varied maps from early Earth Sciences work in the area — not examined in detail (time).
Drill hole logs, Converse Project, full size probe logs and a few “mini-logs” from the early 1980’s drilling programs — not examined in detail (time).
1.3 AREA OF INTEREST
The Plat on the next page identifies the Converse Project Boundary, encompassing lands in both Converse and Niobrara Counties, Wyoming.
EXHIBIT A

EXHIBIT A — Page 9 of 9
Converse Uranium Project, Area of Interest

CONVERSE URANIUM PROJECT
EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT
Legend
Converse Project Boundary
1
2
3
4
5
6
7
0 5 10 20 30 40 50 Miles

ID	Latitude	Longitude
1	43º07'41"	104º49'53"
2	43º07'41"	104º03'05"
3	42º52'18"	104º03'05"
4	42º37'47"	105º08'29"
5	42º37'47"	105º24'14"
6	42º45'25"	105º32'17"
7	42º57'26"	104º49'53"

EXHIBIT B
To
CONVERSE URANIUM PROJECT
EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT
By And Between
Canyon Resources Corporation
And
New Horizon Uranium Corporation
ACCOUNTING PROCEDURES
     The financing and accounting procedures to be followed by the Manager and the Participants under the Agreement are set forth below. All capitalized terms in these Accounting Procedures shall have the definition attributed to them in the Agreement, unless defined otherwise herein.
     The purpose of these Accounting Procedures is to establish equitable methods for determining charges and credits applicable to Operations. It is the intent of the Participants that neither of them shall lose or profit by reason of the designation of one of them to exercise the duties and responsibilities of the Manager. The Participants shall meet and in good faith endeavor to agree upon changes deemed necessary to correct any unfairness or inequity. In the event of a conflict between the provisions of these Accounting Procedures and those of the Agreement, the provisions of the Agreement shall control.
ARTICLE I
GENERAL PROVISIONS
     1. General Accounting Records. The Manager shall maintain detailed and comprehensive cost accounting records in accordance with generally accepted accounting principles used by companies based in the United States (“US GAAP”). For purposes of this Agreement, US GAAP shall mean the written opinions, standards, interpretations, and bulletins developed by the Financial Accounting Standards Board (“FASB”), the accounting profession (“AICP”), and the Security and Exchange Commission (“SEC”). Cost accounting records maintained under these Accounting Procedures, shall including general ledgers, supporting and subsidiary journals, invoices, checks and other customary documentation, sufficient to provide a record of revenues and expenditures and periodic statements of financial position and the results of Operations for managerial, tax, regulatory or other financial, regulatory, or legal reporting purposes related to the Business. Such records shall be retained for the duration of the period allowed the Participants for audit or the period necessary to comply with tax or other
EXHIBIT B

regulatory requirements. The records shall reflect all obligations, advances and credits of the Participants.
     2. Cash Management Accounts. The Manager shall maintain one or more separate cash management accounts for the payment of all expenses and the deposit of all cash receipts for the Business.
     3. Statements and Billings. The Manager shall prepare statements and bill the Participants as provided in Article X of the Agreement. Payment of any such billings by either Participant, including the Manager, shall not prejudice such Participant’s right to protest or question the correctness thereof for a period not to exceed twenty-four (24) months following the calendar year during which such billings were received by such Participant. All written exceptions to and claims upon the Manager for incorrect charges, billings or statements shall be made upon the Manager within such twenty-four (24) month period. The time period permitted for adjustments hereunder shall not apply to adjustments resulting from periodic inventories as provided in Paragraphs 5.1 and 5.2.
ARTICLE II
CHARGES TO BUSINESS ACCOUNT
     Subject to the limitations hereinafter set forth, the Manager shall charge the Business Account with the following:
     2.1 Property Acquisition Costs, Rentals, Royalties and Other Payments. All property acquisition and holding costs, including Governmental Fees, filing fees, license fees, costs of permits and assessment work, delay rentals, production royalties, including any required advances, and all other payments made by the Manager which are necessary to acquire or maintain title to the Assets.
     2.2 Labor and Employee Benefits
          2.2.1 Salaries and wages of the Manager’s employees directly engaged in Operations, including salaries or wages of employees who are temporarily assigned to and directly employed by same.
          2.2.2 The Manager’s cost of holiday, vacation, sickness and disability benefits, and other customary allowances applicable to the salaries and wages chargeable under Subparagraph 2.2.1 and Paragraph 2.12. Such costs may be charged on a “when and as paid basis” or by “percentage assessment” on the amount of salaries and wages. If percentage assessment is used, the rate shall be applied to wages or salaries excluding overtime and bonuses. Such rate shall be based on the Manager’s cost experience consistent with the current range of rates within the industry and it shall be periodically
EXHIBIT B

reviewed, and adjusted if needed, at least annually to ensure that the total of such charges does not exceed the actual cost thereof to the Manager.
          2.2.3 The Manager’s actual cost of established plans for employees’ group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus (except production or incentive bonus plans under a union contract based on actual rates of production, cost savings and other production factors, and similar non-union bonus plans customary in the industry or necessary to attract competent employees, which bonus payments shall be considered salaries and wages under Subparagraph 2.2.1 or Paragraph 2.12 rather than employees’ benefit plans) and other benefit plans of a like nature applicable to salaries and wages chargeable under Subparagraphs 2.2.1 or Paragraph 2.12, provided that the plans are limited to the extent feasible to those customary in the industry.
          2.2.4 Cost of assessments imposed by governmental authority that are applicable to salaries and wages chargeable under Subparagraph 2.2(a) and Paragraph 2.12, including all penalties except those resulting from the willful misconduct or gross negligence of the Manager.
     2.3 Materials, Equipment and Supplies. The cost of materials, equipment and supplies (herein called “Material”) purchased from unaffiliated third parties or furnished by either Participant as provided in Paragraph 3.1. The Manager shall purchase or furnish only so much Material as may be required for immediate use in efficient and economical Operations. The Manager shall also maintain inventory levels of Material at reasonable levels to avoid unnecessary accumulation of surplus stock or disruption of Operations.
     2.4 Equipment and Facilities Furnished by Manager. The cost of machinery, equipment and facilities owned by the Manager and used in Operations or used to provide support or utility services to Operations charged at rates commensurate with the actual costs of ownership and operation of such machinery, equipment and facilities. Such rates shall include costs of maintenance, repairs, other operating expenses, insurance, taxes, depreciation and interest at a rate not to exceed Prime Rate plus three percent (3%) per annum. Such rates shall not exceed the average commercial rates currently prevailing in the vicinity of the Operations.
     2.5 Transportation. Reasonable transportation costs incurred in connection with the transportation of employees and material necessary for Operations.
     2.6 Contract Services and Utilities. The cost of contract services and utilities procured from outside sources, other than services described in Paragraphs 2.9 and 2.13. If contract services are performed by the Manager or an Affiliate thereof, the cost charged to the Business Account shall not be greater than that for which comparable services and utilities are available in the open market within the vicinity of Operations.
EXHIBIT B

The cost of professional consultant services procured from outside sources in excess of Twenty-Five Thousand Dollars ($25,000.00) per annum per contract shall not be charged to the Business Account unless approved by the Management Committee.
     2.7 Insurance Premiums. Net premiums paid for insurance required to be carried for Operations for the protection of the Participants. When Operations are conducted in an area where the Manager may self-insure for Worker’s Compensation and/or Employer’s Liability under state law, the Manager may elect to include such risks in its self-insurance program and shall charge its costs of self-insuring such risks to the Business Account provided that such charges shall not exceed published manual rates.
     2.8 Damages and Losses. All costs in excess of insurance proceeds necessary to repair or replace damage or losses to any Assets resulting from any cause other than the willful misconduct or gross negligence of the Manager. The Manager shall furnish the Management Committee with written notice of damages or losses as soon as practicable after a report thereof has been received by the Manager.
     2.9 Legal and Regulatory Expense. Except as otherwise provided in Paragraph 2.13, all legal and regulatory costs and expenses incurred in or resulting from Operations or necessary to protect or recover the Assets of the Business, including costs of title investigation and title curative services. All attorneys fees and other legal costs to handle, investigate and settle litigation or claims, and amounts paid in settlement of such litigation or claims in excess of Twenty-Five Thousand Dollars ($25,000.00) per annum shall not be charged to the Business Account unless approved by the Management Committee.
     2.10 Audit. Cost of annual audits under Subsection 10.6(a).
     2.11 Taxes. All taxes, assessments and like charges on Operations and Assets which have been paid by the Manager for the benefit of the Participants. Each Participant is separately responsible for taxes determined or measured by a Participant’s sales revenue or net income.
     2.12 District and Camp Expense (Field Supervision and Camp Expenses). A pro rata portion of: (i) the salaries and expenses of the Manager’s superintendent and other employees serving Operations whose time is not allocated directly to such Operations, and (ii) the costs of maintaining and operating an office and any necessary suboffice, and (iii) all necessary camps, including housing facilities for employees, used for Operations. The expense of those facilities, less any revenue therefrom, shall include depreciation or a fair monthly rental in lieu of depreciation of the investment. The total of such charges for all Properties served by the Manager’s employees and facilities shall be apportioned to the Business Account on the basis of a ratio to be approved by the Management Committee.
EXHIBIT B

     2.13 Administrative Charge.
          2.13.1 Each month, the Manager shall charge the Business Account a sum for each phase of Operations as provided below, which shall be a liquidated amount to reimburse the Manager for its home office overhead and general and administrative expenses to conduct each phase of Operations, and which shall be in lieu of any management fee and for taxes based on production of Products:
               2.13.1.1 Exploration Phase — Five percent (5%) of Allowable Costs up to and including Five Thousand Dollars ($5000), and two percent (2%) of Allowable Costs over Five Thousand Dollars ($5000).
               2.13.1.2 Development Phase — Five percent (5%) of Allowable Costs up to and including Ten Thousand Dollars ($10,000), and two percent (2%) of Allowable Costs over Ten Thousand Dollars ($10,000).
               2.13.1.3 Major Construction Phase — Ten percent (10%) of Allowable Costs up to and including Twenty-Five Thousand Dollars ($25,000), and two percent (2%) of Allowable Costs over Twenty-Five Thousand Dollars ($25,000).
               2.13.1.4 Mining Phase — One and one half percent (1.5%) of Allowable Costs.
          2.13.2 The term “Allowable Costs” as used in this Paragraph for a particular phase of Operations shall mean all charges to the Business Account excluding: (i) the administrative charge referred to herein; (ii) depreciation, depletion or amortization of tangible or intangible Assets; (iii) amounts charged in accordance with Paragraphs 2.1 and 2.9, and (iv) marketing costs. The Manager shall attribute such Allowable Costs to a particular phase of Operations by applying the following guidelines:
               (A) The Exploration Phase shall cover those Operations conducted to ascertain the existence, location, extent or quantity of any deposit of ore or mineral.
               (B) The Development Phase shall cover those Operations, including Pre-Feasibility and Feasibility Study Operations, conducted to assess a commercially feasible ore body or to extend production of an existing ore body, and to construct or install related fixed Assets.
               (C) The Major Construction Phase shall include all Operations involved in the construction of treatment or processing facilities.
EXHIBIT B

               (D) The Mining Phase shall include all other Operations activities not otherwise covered above, including activities conducted after Mining Operations have ceased.
          (c) Various phases of Operations may be conducted concurrently, in which event the administrative charge shall be calculated separately for Allowable Costs attributable to each phase.
          (d) The monthly administration charge determined for each phase of Operations shall be a liquidated amount to reimburse Manager for its home office overhead and general and administrative expenses for its conduct of Operations, and shall be equitably apportioned among all of the properties served during such monthly period on the basis of a ratio approved by the Management Committee.
          (e) The following is a representative list of items that constitute the Manager’s principal business office expenses that are expressly covered by the administrative charge provided in this Paragraph, except to the extent that such items are directly chargeable to the Business Account under other provisions of this Article II:
               2.13.2.1 Administrative supervision, which includes all services rendered by managers, department supervisors, officers and directors of the Manager for Operations.
               2.13.2.2 Accounting, data processing, personnel administration, billing and record keeping in accordance with governmental regulations and the provisions of the Agreement, and preparation of reports;
               2.13.2.3 The services of tax counsel and tax administration employees for all tax matters, including any protests, except any outside professional fees which the Management Committee may approve as a direct charge to the Business Account;
               2.13.2.4 Routine legal services rendered by outside sources and the Manager’s legal staff not otherwise charged to the Business Account under Paragraph 2.9, including property acquisition, attorney management and oversight, and support services provided by Manager’s legal staff concerning any litigation; and
               2.13.2.5 Rentals and other charges for office and records storage space, telephone service, office equipment and supplies.
          (f) The Management Committee shall annually review the administrative charges and shall amend the methodology or rates used to determine such charges if they are found to be insufficient or excessive based on the principles that the
EXHIBIT B

Manager shall not make a profit or suffer a loss and that it should be fairly and adequately compensated for its costs and expenses.
     2.14 Environmental Compliance Fund. Costs of reasonably anticipated Environmental Compliance which, on a Program basis, shall be determined by the Management Committee and shall be based on proportionate contributions in an amount sufficient to establish an Environmental Compliance Fund, which through successive proportionate contributions during the life of the Business, will pay for ongoing Environmental Compliance conducted during Operations and which will aggregate the reasonably anticipated costs of mine closure, post-Operations Environmental Compliance and Continuing Obligations. The Manager shall invest such amounts on behalf of the Participants as provided in Subsection 8.2(r).
     2.15 Other Expenditures. Any reasonable direct expenditure, other than expenditures which are covered by the foregoing provisions, incurred by the Manager for the necessary and proper conduct of Operations.
ARTICLE III
BASIS OF CHARGES TO BUSINESS ACCOUNT
     3.1 Purchases. Material purchased and services procured from third parties shall be charged to the Business Account by the Manager at invoiced cost, including applicable transfer taxes, less all discounts taken. If any Material is determined to be defective or is returned to a vendor for any other reason, the Manager shall credit the Business Account when an adjustment is received from the vendor.
     3.2 Material Furnished by a Participant for Use in the Business. Any Material furnished by either Participant for use in the Business or distributed to either Participant by the Manager shall be priced on the following basis:
          (a) New Material: New Material furnished by either Participant shall be priced F.O.B. the nearest reputable supply store or railway receiving point, where like Material is available, at the current replacement cost of the same kind of Material, exclusive of any available cash discounts, at the time it is furnished (herein called “New Price”).
          (b) Used Material.
               (i) Used Material in sound and serviceable condition and suitable for reuse without reconditioning shall be priced as follows:
                    (a) Used Material furnished by either Participant shall be priced at seventy-five percent (75%) of the New Price;
EXHIBIT B

                    (b) Used Material distributed to either Participant shall be priced (i) at seventy-five percent (75%) of the New Price if such Material was originally charged to the Business Account as new Material, or (ii) at sixty-five percent (65%) of the New Price if such Material was originally charged to the Business Account as good used Material at seventy-five percent (75%) of the New Price.
               (ii) Other used Material that, after reconditioning, will be further serviceable for original function as good secondhand Material, or that is serviceable for original function but not substantially suitable for reconditioning, shall be priced at fifty percent (50%) of New Price. The cost of any reconditioning shall be borne by the transferee.
               (iii) Bad-Order Material which is no longer usable for its original purpose without excessive repair cost but further usable for some other purpose shall be priced on a basis comparable with items normally used for that purpose.
               (iv) All other Material, including junk, shall be priced at a value commensurate with its use or at prevailing prices.
          (c) Obsolete Material. Any Material that is serviceable and usable for its original function, but its condition is not equivalent to that which would justify a price as provided above, shall be priced by the Management Committee. Such price shall be set at a level that will result in a charge to the Business Account equal to the value of the service to be rendered by such Material.
     3.3 Premium Prices. Whenever Material is not readily obtainable at published or listed prices because of national emergencies, strikes or other unusual circumstances over which the Manager has no control, the Manager may charge the Business Account for the required Material on the basis of the Manager’s direct cost and expenses incurred in procuring such Material and making it suitable for use. The Manager shall give written notice of the proposed charge to the Participants prior to the time when such charge is to be billed, whereupon either Participant shall have the right, by notifying the Manager within ten (10) days of the delivery of the notice from the Manager, to furnish at the usual receiving point all or part of its share of Material suitable for use and acceptable to the Manager.
     3.4 Warranty of Material Furnished by the Manager or Participants. Neither Participant warrants any Material furnished beyond any dealer’s or manufacturer’s warranty and no credits shall be made to the Business Account for defective Material until adjustments are received by the Manager from the dealer, manufacturer or their respective agents.
EXHIBIT B

ARTICLE IV
DISPOSAL OF MATERIAL
          4.1 Disposition Generally. The Manager shall have no obligation to purchase either Participant’s interest in Material. The Management Committee shall determine the disposition of major items of surplus Material, provided the Manager shall have the right to dispose of normal accumulations of junk and scrap Material either by sale or by transfer to the Participants as provided in Paragraph 4.2.
          4.2 Distribution to Participants. Any Material to be distributed to the Participants shall be made in proportion to their respective Participating Interests, and corresponding credits shall be made to the Business Account on the basis provided in Paragraph 3.2.
          4.3 Sales. Sales of Material to third parties shall be credited to the Business Account at the net amount received. Any damages or claims by the Purchaser shall be charged back to the Business Account if and when paid.
ARTICLE V
INVENTORIES
          5.1 Periodic Inventories, Notice and Representations. At reasonable intervals, inventories shall be taken by the Manager, which shall include all such Material as is ordinarily considered controllable by operators of mining properties, and the expense of conducting such periodic inventories shall be charged to the Business Account. The Manager shall give written notice to the Participants of its intent to take any inventory at least thirty (30) days before such inventory is scheduled to take place. A Participant shall be deemed to have accepted the results of any inventory taken by the Manager if the Participant fails to be represented at such inventory.
          5.2 Reconciliation and Adjustment of Inventories. Reconciliation of inventory with charges to the Business Account shall be made, and a list of overages and shortages shall be furnished to the Management Committee within six (6) months after the inventory is taken. Inventory adjustments shall be made by the Manager to the Business Account for overages and shortages, but the Manager shall be held accountable to the Business only for shortages due to lack of reasonable diligence.
EXHIBIT B

EXHIBIT C
To
CONVERSE URANIUM PROJECT
EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT
By And Between
Canyon Resources Corporation
And
New Horizon Uranium Corporation
TAX MATTERS
ARTICLE I
EFFECT OF THIS EXHIBIT
          This Exhibit shall govern the relationship of the Participants with respect to tax matters and the other matters addressed herein. Except as otherwise indicated, capitalized terms used in this Exhibit shall have the meanings given to them in the Agreement. In the event of a conflict between this Exhibit and the other provisions of the Agreement, the terms of this Exhibit shall control.
ARTICLE II
TAX MATTERS PARTNER
          2.1 Designation of Tax Matters Partner. The Manager is hereby designated the tax matters partner (hereinafter “TMP”) as defined in Section 6231(a)(7) of the Internal Revenue Code of 1986 (“the Code”) and shall be responsible for, make elections for, and prepare and file any federal and state tax returns or other required tax forms following approval of the Management Committee. In the event of any change in Manager, the Participant serving as Manager at the end of a taxable year shall continue as TMP with respect to all matters concerning such year unless the TMP for that year is required to be changed pursuant to applicable Treasury Regulations. The TMP and the other Participant shall use reasonable best efforts to comply with the responsibilities outlined in this Article II and in Sections 6221 through 6233 of the Code (including any Treasury regulations promulgated thereunder) and in doing so shall incur no liability to any other party.
          2.2 Notice. Each Participant shall furnish the TMP with such information (including information specified in Section 6230(e) of the Code) as it may reasonably request to permit it to provide the Internal Revenue Service with sufficient information to allow proper notice to the Participants in accordance with Section 6223 of the Code. The TMP shall keep each Participant informed of all administrative and judicial proceedings
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for the adjustment at the partnership level of partnership items in accordance with Section 6223(g) of the Code.
          2.3 Inconsistent Treatment of Partnership Item. If an administrative proceeding contemplated under Section 6223 of the Code has begun, and the TMP so requests, each Participant shall notify the TMP of its treatment of any partnership item on its federal income tax return that is inconsistent with the treatment of that item on the partnership return.
          2.4 Extensions of Limitation Periods. The TMP shall not enter into any extension of the period of limitations as provided under Section 6229 of the Code without first giving reasonable advance notice to the other Participant of such intended action.
          2.5 Requests for Administrative Adjustments. Neither Participant shall file, pursuant to Section 6227 of the Code, a request for an administrative adjustment of partnership items for any partnership taxable year without first notifying the other Participant. If the other Participant agrees with the requested adjustment, the TMP shall file the request for administrative adjustment on behalf of the partnership. If consent is not obtained within thirty (30) days after notice from the proposing Participant, or within the period required to timely file the request for administrative adjustment, if shorter, either Participant, including the TMP, may file that request for administrative adjustment on its own behalf.
          2.6 Judicial Proceedings. Either Participant intending to file a petition under Section 6226, 6228 or other sections of the Code with respect to any partnership item, or other tax matters involving the tax partnership, shall notify the other Participant of such intention and the nature of the contemplated proceeding. If the TMP is the Participant intending to file such petition, such notice shall be given within a reasonable time to allow the other Participant to participate in the choosing of the forum in which such petition will be filed. If both Participants do not agree on the appropriate forum, then the appropriate forum shall be decided in accordance with Section 7.2. If a deadlock results, the TMP shall choose the forum. If either Participant intends to seek review of any court decision rendered as a result of a proceeding instituted under the preceding part of this Paragraph, such Participant shall notify the other Participant of such intended action.
          2.7 Settlements. The TMP shall not bind the other Participant to a settlement agreement without first obtaining the written consent of any such Participant. Either Participant who enters into a settlement agreement for its own account with respect to any partnership items, as defined by Section 6231(a)(3) of the Code, shall notify the other Participant of such settlement agreement and its terms within ninety (90) days from the date of settlement.
EXHIBIT C

          2.8 Fees and Expenses. The TMP shall not engage legal counsel, certified public accountants, or others without the prior consent of the Management Committee. Either Participant may engage legal counsel, certified public accountants, or others in its own behalf and at its sole cost and expense. Any reasonable item of expense, including but not limited to fees and expenses for legal counsel, certified public accountants, and others which the TMP incurs (after proper consent by the Management Committee as provided above) in connection with any audit, assessment, litigation, or other proceeding regarding any partnership item, shall constitute proper charges to the Business Account and shall be borne by the Participants as any other item which constitutes a direct charge to the Business Account pursuant to the Agreement.
          2.9 Survival. The provisions of the foregoing paragraphs, including but not limited to the obligation to pay fees and expenses contained in Paragraph 2.8, shall survive the termination of the tax partnership or the termination of either Participant’s interest in the tax partnership and shall remain binding on the Participants for a period of time necessary to resolve with the Internal Revenue Service or the Department of the Treasury any and all matters regarding the federal income taxation of the tax partnership for the applicable tax year(s).
ARTICLE III
TAX ELECTIONS AND ALLOCATIONS
          3.1 Tax Partnership Election. It is understood and agreed that the Participants intend to create a partnership for United States federal and state income tax purposes, and, unless otherwise agreed to hereafter by both Participants, neither Participant shall make an election to be, or have the arrangement evidenced hereby, excluded from the application of any provisions of Subchapter K of the Code, or any equivalent state income tax provision. It is understood and agreed that the Participants intend to create a partnership for federal and state income tax purposes only (a “tax partnership”). The Manager shall file with the appropriate office of the Internal Revenue Service a partnership income tax return covering the Operations. The Participants recognize that this Agreement may be subject to state income tax statutes. The Manager shall file with the appropriate offices of the state agencies any required partnership state income tax returns. Each Participant agrees to furnish to the Manager any information it may have relating to Operations as shall be required for proper preparation of such returns. The Manager shall furnish to the other Participant for its review a copy of each proposed income tax return at least two weeks prior to the date the return is filed.
          3.2 Tax Elections. The tax partnership shall make the following elections for purposes of all partnership income tax returns:
               (a) To use the accrual method of accounting.
EXHIBIT C

               (b) Pursuant to the provisions at Section 706(b)(1) of the Code, to use as its taxable year the year ended December 31. In this connection, Canyon represents that its taxable year is the year ending December 31 and Horizon represents that its taxable year is the year ending December 31.
               (c) To deduct currently all development expenses to the extent possible under Section 616 of the Code.
               (d) Unless the Participants unanimously agree otherwise, to compute the allowance for depreciation in respect of all depreciable Assets using the maximum accelerated tax depreciation method and the shortest life permissible or, at the election of the Manager, using the units of production method of depreciation.
               (e) To treat advance royalties as deductions from gross income for the year paid or accrued to the extent permitted by law.
               (f) To adjust the basis of tax partnership property under Section 754 of the Code at the request of either Participant;
               (g) To amortize over the shortest permissible period all organizational expenditures and business start-up expenses under Sections 195 and 709 of the Code;
          Any other election required or permitted to be made by the tax partnership under the Code or any state tax law shall be made as determined by the Management Committee.
          Each Participant shall elect under Section 617(a) of the Code to deduct currently all exploration expenses. Each Participant reserves the right to capitalize its share of development and/or exploration expenses of the tax partnership in accordance with Section 59(e) of the Code, provided that a Participant’s election to capitalize all or any portion of such expenses shall not affect the Participant’s Capital Account.
          3.3 Allocations to Participants. Allocations for Capital Account purposes shall be in accordance with the following:
               (a) The Participants recognize the provision for taking production in kind, as provided elsewhere in the Agreement, as each Participant’s right to determine a market for the sale of a proportionate share of production subject to Subparagraph 3.3(h) below. All items of income, gain, deduction, loss, credit or tax attribute arising from the sale and marketing of such production shall be allocated to the Participant who designated such market.
EXHIBIT C

               (b) Exploration expenses and development cost deductions shall be allocated among the Participants in accordance with their respective contributions to such expenses and costs.
               (c) Depreciation and amortization deductions with respect to a depreciable Asset shall be allocated among the Participants in accordance with their respective contributions to the adjusted basis of the Asset which gives rise to the depreciation, amortization or loss deduction.
               (d) Production and operating cost deductions shall be allocated among the Participants in accordance with their respective contributions to such costs.
               (e) Deductions for depletion (to the extent of the amount of such deductions that would have been determined for Capital Account purposes if only cost depletion were allowable for federal income tax purposes) shall be allocated to the Participants in accordance with their respective contributions to the adjusted basis of the depletable property. Any remaining depletion deductions shall be allocated to the Participants so that, to the extent possible, the Participants receive the same total amounts of percentage depletion as they would have received if percentage depletion were allocated to the Participants in proportion to their respective shares of the gross income used as the basis for calculating the federal income tax deduction for percentage depletion.
               (f) Subject to Subparagraph 3.3(h) below, gross income on the sale of production shall be allocated in accordance with the Participants’ rights to share in the proceeds of such sale.
               (g) Except as provided in Subparagraph 3.3(h) below, gain or loss on the sale of a depreciable or depletable asset shall be allocated so that, to the extent possible, the net amount reflected in the Participants’ Capital Account with respect to such property (taking into account the cost of such property, depreciation, amortization, depletion or other cost recovery deductions and gain or loss) most closely reflects the Participants’ Participating Interests.
               (h) Gains and losses on the sale of all or substantially all the Assets of the tax partnership shall be allocated so that, to the extent possible, the Participants’ resulting Capital Account balances are in the same ratio as their Participating Interests at the time of such sale.
               (i) {Intentionally Omitted.]
               (j) All deductions and losses that are not otherwise allocated in this Paragraph shall be allocated among the Participants in accordance with their
EXHIBIT C

respective contributions to the costs producing each such deduction or to the adjusted basis of the Asset producing each such loss.
               (k) Any recapture of exploration expenses under Section 617(b)(1)(A) of the Code, and any disallowance of depletion under Section 617(b)(1)(B) of the Code, shall be borne by the Participants in the same manner as the related exploration expenses were allocated to, or claimed by, them.
               (l) All other items of income and gain shall be allocated to the Participants in accordance with their Participating Interests.
               (m) If a reduced Participating Interest is restored pursuant to Section 9.6, the Manager shall endeavor to allocate items of income, gain, loss, and deduction (in the same year as the restoration of such Participating Interest or, if necessary, in subsequent years) so as to cause the Capital Account balances of the Participants to be the same as they would have been if the restored Participating Interest had never been reduced.
               (n) If the Participants’ Participating Interests change during any taxable year of the tax partnership, the distributive share of items of income, gain, loss and deduction of each Participant shall be determined in any manner (1) permitted by Section 706 of the Code, and (2) agreed on by both Participants. If the Participants cannot agree on a method, the method shall be determined by the Manager in consultation with the tax partnership’s tax advisers, with preference given to the interim closing-of-the-books method except where application of that method would result in undue administrative expense in relationship to the amount of the items to be allocated.
               (o) “Nonrecourse deductions,” as defined by Treas. Reg. Section 1.704-2(b)(1) shall be allocated between the Participants in proportion to their Participating Interests.
          3.4 Regulatory Allocations. Notwithstanding the provisions of Paragraph 3.3 to the contrary, the following special allocations shall be given effect for purposes of maintaining the Participants’ Capital Accounts.
               (a) If either Participant unexpectedly receives any adjustments, allocations, or distributions described in Treas. Reg. Sections 1.704-1(b)(2)(ii)(d)(4), 1.704- 1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), which result in a deficit Capital Account balance, items of income and gain shall be specially allocated to each such Participant in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Capital Account deficit of such Participant as quickly as possible. For the purposes of this Paragraph, each Participant’s Capital Account balances shall be increased by the sum of (i) the amount such Participant is obligated to restore pursuant to any provision of the
EXHIBIT C

Agreement, and (ii) the amount such Participant is deemed to be obligated to restore pursuant to the penultimate sentences of Treas. Reg. Sections 1.704-2(g)(1) and 1.704-2(i)(5).
               (b) The “minimum gain chargeback” and “partner minimum gain chargeback” provisions of Treas. Reg. Sections 1.704-2(f) and 1.704-2(i)(4), respectively, are incorporated herein by reference and shall be given effect. In accordance with Treas. Reg. Section 1.704-2(i)(1), deductions attributable to a “partner nonrecourse liability” shall be allocated to the Participant that bears the economic risk of loss for such liability.
               (c) If the allocation of deductions to either Participant would cause such Participant to have a deficit Capital Account balance at the end of any taxable year of the tax partnership (after all other allocations provided for in this Article III have been made and after giving effect to the adjustments described in Subparagraph 3.4(a)), such deductions shall instead be allocated to the other Participant.
          3.5 Curative Allocations. The allocations set forth in Paragraph 3.4 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Participants that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of income, gain, loss or deduction pursuant to this Paragraph. Therefore, notwithstanding any other provisions of this Article III (other than the Regulatory Allocations), the Manager shall make such offsetting special allocations of income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Participant’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Participant would have had if the Regulatory Allocations were not part of this Agreement and all items were allocated pursuant to Paragraph 3.3 without regard to Paragraph 3.4.
          3.6 Tax Allocations. Except as otherwise provided in this Paragraph, items of taxable income, deduction, gain and loss shall be allocated in the same manner as the corresponding item is allocated for book purposes under Paragraphs 3.3, 3.4 and 3.5 of the corresponding item determined for Capital Account purposes.
               (a) Recapture of tax deductions arising out of a disposition of property shall, to the extent consistent with the allocations for tax purposes of the gain or amount realized giving rise to such recapture, be allocated to the Participants in the same proportions as the recaptured deductions were originally allocated or claimed.
               (b) To the extent required by Section 704(c) of the Code, income, gain, loss, and deduction with respect to property contributed to the tax partnership by a Participant shall be shared among both Participants so as to take account of the variation between the basis of the property to the tax partnership and its fair market value at the time of contribution. The Participants intend that Section 704(c) shall effect no allocations
EXHIBIT C

of tax items that are different from the allocations under Paragraphs 3.3, 3.4 and 3.5 of the corresponding items for Capital Account purposes. However, to the extent that allocations of tax items are required pursuant to Section 704(c) of the Code to be made other than in accordance with the allocations under Paragraphs 3.3, 3.4 and 3.5 of the corresponding items for Capital Account purposes, Section 704(c) shall be applied in accordance with the “traditional method without curative allocations” under Treas. Reg. Section 1.704-3(b).
               (c) Depletion deductions with respect to contributed property shall be determined without regard to any portion of the property’s basis that is attributable to precontribution expenditures by Canyon that were capitalized under Code Sections 616(b), 59(e) and 291(b). Deductions attributable to precontribution expenditures by Canyon shall be calculated under such Code Sections as if Canyon continued to own the depletable property to which such deductions are attributable, and such deductions shall be reported by the tax partnership and shall be allocated solely to Canyon.
               (d) The Participants understand the allocations of tax items set forth in this Paragraph, and agree to report consistently with such allocations for federal and state tax purposes.
ARTICLE IV
CAPITAL ACCOUNTS; LIQUIDATION
          4.1 Capital Accounts.
               (a) A separate Capital Account shall be established and maintained by the TMP for each Participant. Such Capital Account shall be increased by (i) the amount of money contributed by the Participant to the tax partnership, (ii) the fair market value of property contributed by the Participant to the tax partnership (net of liabilities secured by such contributed property that the partnership is considered to assume or take subject to under Code Section 752) and (iii) allocations to the Participant under Paragraphs 3.3, 3.4 and 3.5 of tax partnership income and gain (or items thereof), including income and gain exempt from tax; and shall be decreased by (iv) the amount of money distributed to the Participant by the tax partnership, (v) the fair market value of property distributed to the Participant by the tax partnership (net of liabilities secured by such distributed property and that the Participant is considered to assume or take subject to under Code Section 752), (vi) allocations to the Participant under Paragraphs 3.3, 3.4 and 3.5 of expenditures of the tax partnership not deductible in computing its taxable income and not properly chargeable to a Capital Account, and (vii) allocations of tax partnership loss and deduction (or items thereof), excluding items described in (vi) above and percentage depletion to the extent it exceeds the adjusted tax basis of the depletable property to which it is attributable. The Participants agree that the net fair market value of the property contributed by Canyon to the tax partnership pursuant to Section 5.1(a) of the Agreement is Two Million Dollars ($2,000,000).
EXHIBIT C

               (b) In the event that the Capital Accounts of the Participants are computed with reference to the book value of any Asset which differs from the adjusted tax basis of such Asset, then the Capital Accounts shall be adjusted for depreciation, depletion, amortization and gain or loss as computed for book purposes with respect to such Asset in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g).
               (c) In the event any interest in the tax partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest, except as provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(1).
               (d) In the event property, other than money, is distributed to a Participant, the Capital Accounts of the Participants shall be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not been reflected in the Capital Accounts previously) would be allocated among the Participants if there was a taxable disposition of such property for the fair market value of such property (taking Section 7701(g) of the Code into account) on the date of distribution. For this purpose the fair market value of the property shall be determined as set forth in Paragraph 4.2(a) below.
               (e) In the event the Management Committee designates a Supplemental Business Agreement area within the Area of Interest as described in Article XV of the Agreement, the Management Committee shall appropriately segregate Capital Accounts to reflect that designation and shall make such other modifications to the Agreement as are appropriate to reflect the manner of administering Capital Accounts in accordance with the terms of this Exhibit C.
               (f) Canyon is contributing to the Agreement certain depletable properties with respect to which Canyon currently has an adjusted tax basis which may consist in part of depletable expenditures and in part of expenditures capitalized under Code Sections 616(b), 291(b) and/or 59(e). For purposes of maintaining the Capital Accounts, the tax partnership’s deductions with respect to contributed property in each year for (i) depletion, (ii) deferred development expenditures under Section 616(b) attributable to pre-contribution expenditures, (iii) amortization under Section 291(b) attributable to pre-contribution expenditures, and (iv) amortization under Section 59(e) attributable to pre-contribution expenditures shall be the amount of the corresponding item determined for tax purposes pursuant to Subparagraph 3.6(c) multiplied by the ratio of (A) the book value at which the contributed property is recorded in the Capital Accounts to (B) the adjusted tax basis of the contributed property (including basis resulting from capitalization of pre-contribution development expenditures under Sections 616(b), 291(b), and 59(e)).
EXHIBIT C

               (g) The foregoing provisions, and the other provisions of the Agreement relating to the maintenance of Capital Accounts and the allocations of income, gain, loss, deduction and credit, are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Management Committee shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulations, the Management Committee may make such modification, provided that it is not likely to have a material effect on the amount distributable to either Participant upon liquidation of the tax partnership pursuant to Paragraph 4.2.
               (h) If the Participants so agree, upon the occurrence of an event described in Treas. Reg. Section 1.704-1(b)(2)(iv)(5), the Capital Accounts shall be restated in accordance with Treas. Reg. Section 1.704-1(b)(2)(iv)(f) to reflect the manner in which unrealized income, gain, loss or deduction inherent in the assets of the tax partnership (that has not been reflected in the Capital Accounts previously) would be allocated among the Participants if there were a taxable disposition of such assets for their fair market values, as determined in accordance with Section 4.2(a). For purposes of Paragraph 3.3, a Participant shall be treated as contributing the portion of the book value of any property that is credited to the Participant’s Capital Account pursuant to the preceding sentence. Following a revaluation pursuant to this Subparagraph 4.1(h), the Participants’ shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to property that has been revalued pursuant to this Subparagraph 4.1(h) shall be determined in accordance with the principles of Code Section 704(c) as applied pursuant to the final sentence of Subparagraph 3.6(b).
          4.2 Liquidation. In the event the partnership is “liquidated” within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g) then, notwithstanding any other provision of the Agreement to the contrary, the following steps shall be taken (after taking into account any transfers of Capital Accounts pursuant to Sections 5.2(a), 6.3(a) or 12.3 of the Agreement):
               (a) The Capital Accounts of the Participants shall be adjusted to reflect any gain or loss which would be realized by the partnership and allocated to the Participants pursuant to the provisions of Article III of this Exhibit C if the Assets had been sold at their fair market value at the time of liquidation. The fair market value of the Assets shall be determined by agreement of both Participants; provided, however, that in the event that the Participants fail to agree on the fair market value of any Asset, its fair market value shall be determined by a nationally recognized independent engineering firm or other qualified independent party approved by both Participants.
               (b) After making the foregoing adjustments and/or contributions, all remaining Assets shall be distributed to the Participants in accordance with the balances
EXHIBIT C

in their Capital Accounts (after taking into account all allocations under Article III, including Subparagraph 3.3(h)). Unless otherwise expressly agreed on by both Participants, each Participant shall receive an undivided interest in each and every Asset determined by the ratio of the amount in each Participant’s Capital Account to the total of both of the Participants’ Capital Accounts. Assets distributed to the Participants shall be deemed to have a fair market value equal to the value assigned to them pursuant to Subparagraph 4.2(a) above.
               (c) All distributions to the Participants in respect of their Capital Accounts shall be made in accordance with the time requirements of Treasury Regulation Sections 1.704-1(b)(2)(ii)(b)(2) and (3).
          4.3 Deemed Terminations. Notwithstanding the provisions of Paragraph 4.2, if the “liquidation” of the tax partnership results from a deemed termination under Section 708(b)(1)(B) of the Code, then (i) Subparagraphs 4.2(a) and (b) shall not apply, (ii) the tax partnership shall be deemed to have distributed its Assets in accordance with the relative Capital Account balances of the Participants as adjusted pursuant to Subparagraph 4.2(a), (iii) the Participants shall be deemed for tax purposes to have contributed those Assets to a new partnership pursuant to the terms of this Exhibit, and (iv) the new tax partnership shall continue pursuant to the terms of this Agreement and this Exhibit.
EXHIBIT C

EXHIBIT D
To
CONVERSE URANIUM PROJECT
EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT
By And Between
Canyon Resources Corporation
And
New Horizon Uranium Corporation
DEFINITIONS
     “Affiliate” means any person, partnership, limited liability company, joint venture, corporation, or other form of enterprise which Controls, is Controlled by, or is under common Control with a Participant.
     “Agreement” means this Converse Uranium Project Exploration, Development and Mine Operating Agreement, including all amendments and modifications, and all schedules and exhibits, all of which are incorporated by this reference.
     “Approved Alternative” means a Development and Mining alternative selected by the Management Committee from various Development and Mining alternatives analyzed in the Pre-Feasibility Studies.
     “Area of Interest” means the area described in Paragraph 1.3 of Exhibit A.
     “Assets” means the Properties, Products, Business Information, and all other real and personal property, tangible and intangible, including existing or after-acquired properties and all contract rights held for the benefit of the Participants hereunder.
     “Budget” means a detailed estimate of all costs to be incurred and a schedule of cash advances to be made by the Participants with respect to a Program.
     “Business” means the contractual relationship of the Participants under this Agreement.
     “Business Account” means the account maintained by the Manager for the Business in accordance with Exhibit B.
     “Business Information” means the terms of this Agreement, and any other agreement relating to the Business, the Existing Data, and all information, data, knowledge
EXHIBIT D

and know-how, in whatever form and however communicated (including, without limitation, Confidential Information), developed, conceived, originated or obtained by either Participant in performing its obligations under this Agreement. The term “Business Information” shall not include any improvements, enhancements, refinements or incremental additions to Participant Information that are developed, conceived, originated or obtained by either Participant in performing its obligations under this Agreement.
     “Capital Account” means the account maintained for each Participant in accordance with Exhibit C.
     “Confidential Information” means all information, data, knowledge and know-how (including, but not limited to, formulas, patterns, compilations, programs, devices, methods, techniques and processes) that derives independent economic value, actual or potential, as a result of not being generally known to, or readily ascertainable by, third parties and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, including without limitation all analyses, interpretations, compilations, studies and evaluations of such information, data, knowledge and know-how generated or prepared by or on behalf of either Participant. Confidential Information does not include information within the public domain through no fault or action taken of any party after the Effective Date of this Agreement.
     “Continuing Obligations” mean obligations or responsibilities that are reasonably expected to continue or arise after Operations on a particular area of the Properties have ceased or are suspended, such as future monitoring, stabilization, or Environmental Compliance.
     “Control” used as a verb means, when used with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through (i) the legal or beneficial ownership of voting securities or membership interests; (ii) the right to appoint managers, directors or corporate management; (iii) contract; (iv) operating agreement; (v) voting trust; or otherwise; and, when used with respect to a person, means the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise; and “Control” used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers.
     “Cover Payment” shall have the meaning as set forth in Section 10.4 of the Agreement.
     “Development” means all preparation (other than Exploration) for the removal and recovery of Products, including pilot or test projects and installation or construction of improvements to be used for Mining, and all related Environmental Compliance.
EXHIBIT D

     “Effective Date” means the date set forth in the preamble to this Agreement.
     “Encumbrance” or “Encumbrances” means mortgages, deeds of trust, security interests, pledges, liens, net profits interests, royalties or overriding royalty interests, other payments out of production, or other burdens of any nature.
     “Environmental Compliance” means actions performed during or after Operations to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Properties or other compliance with Environmental Laws.
     “Environmental Laws” means Laws aimed at reclamation or restoration of the Properties; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including without limitation, ambient air, surface water and groundwater; and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.
     “Environmental Liabilities” means any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including, without limitation, attorneys’ fees and costs, experts’ fees and costs, and consultants’ fees and costs) of any kind or of any nature whatsoever that are asserted against either Participant, by any person or entity other than the other Participant, alleging liability (including, without limitation, liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from (i) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the Properties and/or emanating or migrating and/or threatening to emanate or migrate from the Properties to off-site properties; (ii) physical disturbance of the environment; or (iii) the violation or alleged violation of any Environmental Laws.
     “Equity Account” means the account maintained for each Participant by the Manager in accordance with Subsection 8.2(n) of the Agreement.
EXHIBIT D

     “Existing Data” means maps, drill logs and other drilling data, core tests, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other material information developed in operations on the Properties prior to the Effective Date.
     “Expansion” or “Modification” means (i) a material increase in mining or production capacity; (ii) a material change in the recovery process; or (iii) a material change in waste or tailings disposal methods. An increase or change shall be deemed “material” if it is anticipated to cost more than ten percent (10%) of original capital costs attributable to the Development of the mining or production capacity, recovery process or waste or tailings disposal facility to be expanded or modified.
     “Exploration” means all activities directed toward ascertaining the existence, location, magnitude and extent, quantity, quality or commercial value of deposits of Products, including but not limited to additional drilling required after to evaluate potentially commercial mineralization, and including related Environmental Compliance.
     “Feasibility Contractors” means one or more engineering firms approved by the Management Committee for purposes of preparing or auditing any Pre-Feasibility Study or Feasibility Study.
     “Feasibility Study” means a report to be prepared following selection by the Management Committee of one or more Approved Alternatives. The Feasibility Study shall include a review of information presented in any Pre-Feasibility Studies concerning the Approved Alternative(s). The Feasibility Study shall be in a form, of a scope, and at a level of accuracy generally acceptable to reputable financial institutions that provide financing to the mining industry.
     “Governmental Fees” means all location fees, mining claim rental fees, mining claim maintenance payments and similar payments required by Law to locate and hold mining claims or leases.
     “Initial Contribution” means that contribution each Participant has made or agrees to make pursuant to Section 5.1 of the Agreement.
     “Law” or “Laws” means all applicable federal, state and local laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature.
     “Management Committee” means the committee established under Article VII of the Agreement.
EXHIBIT D

     “Manager” means the Participant appointed under Article VIII of the Agreement to manage Operations, or any successor Manager.
     “Mining” means the mining whether by surface, underground, or in-situ methods, extracting, producing, treating, handling, processing, removal and stockpiling of Products.
     “Operations” means the activities carried out under this Agreement.
     “Participant” means Canyon or Horizon, or any permitted successor or assign of Canyon or Horizon under the Agreement.
     “Participant Information” means all information, data, knowledge and know-how, in whatever form and however communicated (including, without limitation, Confidential Information but excluding the Existing Data), which, as shown by written records, was developed, conceived, originated or obtained by a Participant: (a) prior to entering into this Agreement, or (b) independent of its performance under the terms of this Agreement.
     “Participating Interest” means the percentage interest representing the ownership interest of a Participant in the Assets, and all other rights and obligations arising under this Agreement, as such interest may from time to time be adjusted hereunder. Participating Interests shall be calculated to three decimal places and rounded to two decimal places as follows: Decimals of .005 or more shall be rounded up (e.g., 1.519% rounded to 1.52%); decimals of less than .005 shall be rounded down (e.g., 1.514% rounded to 1.51%). The initial Participating Interests of the Participants are set forth in Section 6.1 of the Agreement.
     “Payout” means the date on which the Equity Account balance of each of the Participants has become zero or a negative number, regardless of whether the Equity Account balance of either or both Participants subsequently becomes a positive number. If one Participant’s Equity Account balance becomes zero or a negative number before the other Participant’s, Payout shall not occur until the date that the other Participant’s Equity Account balance first becomes zero or a negative number.
     “Pre-Feasibility Studies” means one or more studies prepared to analyze whether economically viable Mining Operations may be possible on the Properties, as described in Section 9.8.
     “Prime Rate” means the interest rate quoted and published as “Prime” as published in The Wall Street Journal, under the heading “Money Rate,” as the rate may change from day to day.
EXHIBIT D

     “Products” means all ores, minerals and mineral resources produced from the Properties, including but not limited to all uranium, vanadium, other fissionable source materials, other spatially associated minerals, and all forms of U3O8 in resins, solutions, concentrates, or yellowcake, but shall not include any oil, gas, associated liquid hydrocarbons or coal.
     “Program” means a description in reasonable detail of Operations to be conducted and objectives to be accomplished by the Manager for a period determined by the Management Committee.
     “Program Period” means the time period covered by an adopted Program and Budget.
     “Project Financing” means any financing approved by the Management Committee and obtained by the Participants for the purpose of placing a mineral deposit situated on the Properties into commercial production, but shall not include any such financing obtained individually by either Participant to finance payment or performance of its obligations under the Agreement.
     “Properties” means those interests in real property described in Paragraph 1.1 of Exhibit A and all other interests in real property within the Area of Interest that are acquired and held subject to the Agreement.
     “Recalculated Participating Interest” means the reduced Participating Interest of a Participant as recalculated under Sections 9.5, 9.6 or 10.5 of the Agreement.
     “Reduced Participant” means a Participant whose Participating Interest is reduced under Sections 9.5 or 10.5 of the Agreement.
     “Transfer” means, when used as a verb, to sell, grant, assign, create an Encumbrance, pledge or otherwise convey, or dispose of or commit to do any of the foregoing, or to arrange for substitute performance by an Affiliate or third party (except as permitted under Subsection 8.2(j) and Section 8.6 of the Agreement), either directly or indirectly; and, when used as a noun, means such a sale, grant, assignment, Encumbrance, pledge or other conveyance or disposition, or such an arrangement.
EXHIBIT D

EXHIBIT E
To
CONVERSE URANIUM PROJECT
EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT
By And Between
Canyon Resources Corporation
And
New Horizon Uranium Corporation
PRODUCTION ROYALTY
Production Royalty, as defined in Section 6.3(a) of the Agreement to which this Exhibit E is attached, shall be determined and paid in accordance with the following terms and conditions, which terms and conditions shall be set forth in any royalty deed delivered pursuant to Section 6.3(a). For purposes of this Exhibit E: (a) the term “Grantor” shall mean the Participant that is responsible for paying Production Royalty; (b) the term “Grantee” shall mean the person or entity to whom the Production Royalty is granted and paid; and (c) all other defined terms shall have the meaning given to them in the Agreement or in Exhibit D attached to the Agreement.
     1. Reservation of Production Royalty. Upon Grantee’s conversion to a Production Royalty and Grantee’s conveyance of all of its right, title and interest in the Assets to Grantor in accordance with Section 6.3(a), Grantee shall reserve a royalty in the amount of three percent (3%) of the Net Returns from the sale or other disposition of all Products mined or produced from the Properties.
     2. Computation of Production Royalty. Grantor shall calculate the Net Returns realized on the sale of all Products mined or produced from the Properties and sold or otherwise disposed of (with or without sale) by or for Grantor by subtracting Allowable Deductions from Gross Sales Revenue. The Production Royalty payable to Grantee shall be the amount of the Net Returns so calculated multiplied by three percent (3%). Grantee shall have no right whatsoever to take Products “in kind.”
     3. Definitions. For purposes of this Exhibit E:
a.	“Allowable Deductions” has the meaning given to it in Paragraph 4, below;

b.	“Gross Sales Revenue” shall mean the gross revenue received by or on behalf of Grantor from the sale or other disposition (with or without sale) of Products. Gross Sales Revenue shall be determined on a weighted average basis when Grantor receives more than one
EXHIBIT E

price for Products sold or otherwise disposed of during the period for which Production Royalty is payable;

c.	“Net Returns” means an amount determined by subtracting Allowable Deductions from Gross Sales Revenue; and

d.	“Products” means all ores, minerals and mineral resources produced from the Properties, including but not limited to all uranium, vanadium, other fissionable source materials, other spatially associated minerals, and all forms of U3O8 in resins, solutions, concentrates, or yellowcake, but shall not include any oil, gas, associated liquid hydrocarbons or coal.
     4. Allowable Deductions.
          a. For Products that are uranium-bearing, “Allowable Deductions” shall mean and include all of the following:
     i. all costs, expenses and charges of any nature whatsoever that are paid or incurred by Grantor for or in connection with the transportation of Products away from the Properties to the point of treatment, recovery, processing, storage or sale;
     ii. all deductions made by the purchaser or processor for moisture, impurities, sampling, assaying, penalties, and treatment or tolling charges or fees;
     iii. all costs, expenses and charges of any nature whatsoever that are paid or incurred by Grantor for or in connection with insurance, storage, representation at a treatment, recovery, processing plant, or for consignment sale or sales brokerage costs or fees;
     iv. all rentals and royalties of any kind payable to surface or mineral interest owners or to the United States; and
     v. all federal, state and local sales, use, severance, net proceeds of mine, excise, privilege and any other taxes, except income tax paid or incurred by Grantor, which is levied on, measured by, or applicable to mineral production or the value of Products produced from the Properties.
          b. For Products that are not uranium-bearing, “Allowable Deductions” shall mean and include all of the following:
EXHIBIT E

     i. all costs, expenses and charges of any nature whatsoever that are paid or incurred by Grantor for or in connection with the transportation of Products away from the Properties to a mill, smelter, refinery, recovery plant or other point of treatment, recover, processing, storage or sale;
     ii. all costs, expenses and charges of any nature whatsoever that are paid or incurred by Grantor for or in connection with mineral concentration, treatment, smelting, refining or other beneficiation processes or procedures (whether or not currently known) which are undertaken off of the Properties, including without limitation costs, expenses and charges paid or incurred for or in connection with moisture, impurities, sampling, assaying, penalties, umpire services and other processor deductions;
     iii. all costs, expenses and charges of any nature whatsoever that are paid or incurred by Grantor for or in connection with insurance, storage, representation at a mill, smelter, refinery, recovery or treatment plant, or for consignment sale or sales brokerage costs or fees;
     iv. all rentals and royalties of any kind payable to surface or mineral interest owners or to the United States; and
     v. all federal, state and local sales, use, severance, net proceeds of mine, excise, privilege and any other taxes, except income tax paid or incurred by Grantor, which is levied on, measured by, or applicable to mineral production or the value of Products produced from the Properties.
     5. Treatment and Sale. Grantor shall have the right to concentrate, mill, smelt, refine, upgrade or otherwise recover, treat, process or beneficiate Products mined from the Properties at locations on or off the Properties. In the event that Products are concentrated, milled, smelted, refined, upgraded or otherwise recovered, treated, processed or beneficiated in facilities owned or controlled by Grantor (whether on or off the Properties), then Allowable Deductions shall not exceed Allowable Deductions that would have been paid or incurred by Grantor if the facilities were owned or controlled by an independent party. No Production Royalty shall be payable to Grantee for or with respect to reasonable quantities of Products that are not sold by Grantor but are used by Grantor for assaying, treatment amenability, metallurgical or other analytical processes or procedures.
     6. Statements and Payments. (a) Payment of Production Royalty shall be made by wire transfer within thirty (30) calendar days after the calendar quarter in which Gross Sales Revenue is received by or on behalf of Grantor. Payment shall be
EXHIBIT E

made to an account for the credit of Grantee at a bank designated from time to time in writing by Grantee. At the time of each payment of Production Royalty, Grantor shall deliver to Grantee a statement setting forth in detail all pertinent facts and figures relevant to and supporting the calculation and payment of Production Royalty, including without limitation: (i) the form, weight and analysis of all Products for which Gross Sales Revenue was received during the period for which payment of Production Royalty is made; (ii) the price received for all Products from all purchasers thereof during such period; and (iii) an itemized statement of all Allowable Deductions, such that Grantee may verify the accuracy of the amount of the payment.
          (b) All statements provided to Grantee by Grantor shall be conclusively presumed to be true and correct after twenty-four (24) months following the calendar year during which such statement was received by Grantee, unless Grantee submits a written exception to Grantor within such twenty-four (24) month period. All written exceptions and claims upon Grantor for incorrect payments of Production Royalty shall be made within such twenty-four (24) month period or shall be deemed waived.
     7. Audits. Grantee shall have the right to an independent audit of all books, records and accounts relating to the calculation and payment of Production Royalty. Such audit shall review all issues raised by Grantee in any notice given by Grantee pursuant to Paragraph 7(a) above. All costs of such audit shall be borne by Grantee. Grantee shall give Grantor thirty (30) days prior notice of such audit. Any audit conducted on behalf of Grantee shall be made during Grantor’s normal business hours and shall not interfere with the business and operations of Grantor. Grantee shall not have the right to audit the books, records and accounts of Grantor relating to the calculation and payment of Production Royalty more than twenty-four (24) months after the calendar year during which the payment of Production Royalty (or the statement provided by Grantor in connection with such payment) was received. All written exceptions to and claims upon Grantor for discrepancies disclosed by such audit shall be made by Grantee not more than three (3) months after completion and delivery of such audit, or they shall be deemed waived.
     8. Adjustments. The amounts of any charges, costs or expenses or any adjustments which are actually made and given to Grantor by a purchaser, shipper, processor or other creditor that were not taken into account in a statement to Grantee which accompanied a preceding payment of Production Royalty shall be taken into account in determining the amount of the next Production Royalty payment, but no such charges or adjustments shall otherwise affect the conclusiveness of preceding statements or payments.
     9. Lesser Interest. If it is finally determined that Grantor owns an interest in the Properties which is less than the entire and undivided mineral estate therein,
EXHIBIT E

whether or not such lesser interest is referred to herein, then the Production Royalty provided for herein shall be paid to Grantee only in the proportion to which Grantor’s interest bears to the whole and undivided mineral estate. Grantee shall be entitled to retain only that portion of the Production Royalty previously paid to Grantee hereunder as Grantor’s actual interest in the mineral estate bears to the whole and undivided mineral estate. In no case shall Grantee be required to refund or return any Production Royalty previously paid to it which exceeds the amount of Production Royalty to which Grantee was actually entitled. Instead, Grantor’s sole remedy shall be to offset all moneys previously paid Grantee that exceeded the actual amounts due Grantee against future Production Royalty which later becomes due and payable to Grantee, if any. With respect to any portion of the Properties in which Grantee owns no right, title, or interest in the Products, Grantor is under no obligation to pay, and Grantee has no right to receive, any Production Royalty.
EXHIBIT E

EXHIBIT F
To
CONVERSE URANIUM PROJECT
EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT
By And Between
Canyon Resources Corporation
And
New Horizon Uranium Corporation
INITIAL PROGRAM AND BUDGET

2006
Item	$
Initial 43-101 Property Report	10,000
Landman, acquisition of private fee land	20,000
Environmental Assessment	15,000
Exploration permit including reclamation bonding	25,000
Environmental Compliance Fund	25,000
Drilling — 30 holes to 750 ft avg. – total 22,500 ft	225,000
Drilling results analysis	10,000
Drilling Report (43-101 compliant by 3rd party)	25,000

2006 Total	355,000

*	All rotary drilling @$10.00 per ft.
EXHIBIT F